                      $50,000,000 REVOLVING CREDIT FACILITY

                              $35,000,000 TERM LOAN

                                CREDIT AGREEMENT

                                  by and among

                  THE TRIUMPH GROUP, INC. AND ITS SUBSIDIARIES

                      WHO ARE OR BECOME BORROWERS HEREUNDER

                                  AS BORROWERS

                                       and

                        THE TRIUMPH GROUP HOLDINGS, INC.

                                  AS GUARANTOR

                                       and

                             THE BANKS PARTY HERETO

                                       and

                         PNC BANK, NATIONAL ASSOCIATION

                                    AS AGENT



                            Dated as of July 19, 1996

                                TABLE OF CONTENTS

Article                                                                     Page
- -------                                                                     ----

1.  CERTAIN DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.1       Certain Definitions.. . . . . . . . . . . . . . . . . . . . .   1
     1.2       Construction. . . . . . . . . . . . . . . . . . . . . . . . .  15
               1.2.1     Number; Inclusion.. . . . . . . . . . . . . . . . .  16
               1.2.2     Determination.. . . . . . . . . . . . . . . . . . .  16
               1.2.3     Agent's Discretion and Consent. . . . . . . . . . .  16
               1.2.4     Documents Taken as a Whole. . . . . . . . . . . . .  16
               1.2.5     Headings. . . . . . . . . . . . . . . . . . . . . .  16
               1.2.6     Implied References to this Agreement. . . . . . . .  16
               1.2.7     Persons.. . . . . . . . . . . . . . . . . . . . . .  17
               1.2.8     Modifications to Documents. . . . . . . . . . . . .  17
               1.2.9     From, To and Through. . . . . . . . . . . . . . . .  17
               1.2.10    Shall; Will.. . . . . . . . . . . . . . . . . . . .  17
     1.3       Accounting Principles.. . . . . . . . . . . . . . . . . . . .  17

2.  REVOLVING CREDIT FACILITY. . . . . . . . . . . . . . . . . . . . . . . .  17
     2.1       Revolving Credit Commitments. . . . . . . . . . . . . . . . .  17
     2.2       Nature of Banks' Obligations with Respect to Revolving
                Credit Loans.  . . . . . . . . . . . . . . . . . . . . . . .  18
     2.3       Commitment Fees.. . . . . . . . . . . . . . . . . . . . . . .  18
     2.4       Revolving Credit Loan Requests. . . . . . . . . . . . . . . .  18
     2.5       Making Revolving Credit Loans.. . . . . . . . . . . . . . . .  19
     2.6       Revolving Credit Notes. . . . . . . . . . . . . . . . . . . .  19
     2.7       Use of Proceeds.. . . . . . . . . . . . . . . . . . . . . . .  20
     2.8       Letter of Credit Subfacility. . . . . . . . . . . . . . . . .  20
               2.8.1     Issuance of Letters of Credit.. . . . . . . . . . .  20
               2.8.2     Participations. . . . . . . . . . . . . . . . . . .  20
               2.8.3     Letter of Credit Fees.. . . . . . . . . . . . . . .  20
               2.8.4     Disbursements, Reimbursement. . . . . . . . . . . .  21
               2.8.5     Documentation.. . . . . . . . . . . . . . . . . . .  21
               2.8.6     Determinations to Honor Drawing Requests. . . . . .  22
               2.8.7     Nature of Participation and Reimbursement
                          Obligations. . . . . . . . . . . . . . . . . . . .  22
               2.8.8     Indemnity . . . . . . . . . . . . . . . . . . . . .  23
               2.8.9     Liability for Acts and Omissions. . . . . . . . . .  24
               2.8.10    Extension by Banks of the Expiration Date . . . . .  24

                                TABLE OF CONTENTS

Article                                                                     Page
- -------                                                                     ----

3.  TERM LOANS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     3.1       Term Loan Commitments.. . . . . . . . . . . . . . . . . . . .  25
     3.2       Nature of Banks' Obligations with Respect to Term Loans.. . .  25
     3.3       Term Loan Notes.. . . . . . . . . . . . . . . . . . . . . . .  25
     3.4       Use of Proceeds.. . . . . . . . . . . . . . . . . . . . . . .  25

4.  INTEREST RATES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     4.1       Interest Rate Options.. . . . . . . . . . . . . . . . . . . .  26
               4.1.1     Revolving Credit Interest Rate Options. . . . . . .  26
               4.1.3     Rate Quotations.. . . . . . . . . . . . . . . . . .  27
     4.2       Interest Periods. . . . . . . . . . . . . . . . . . . . . . .  27
               4.2.1     Ending Date and Business Day. . . . . . . . . . . .  27
               4.2.2     Amount of Borrowing Tranche.. . . . . . . . . . . .  27
               4.2.3     Termination Before Expiration Date. . . . . . . . .  27
               4.2.4     Renewals. . . . . . . . . . . . . . . . . . . . . .  28
     4.3       Interest After Default. . . . . . . . . . . . . . . . . . . .  28
               4.3.1     Letter of Credit Fees, Interest Rate. . . . . . . .  28
               4.3.2     Other Obligations.. . . . . . . . . . . . . . . . .  28
               4.3.3     Acknowledgment. . . . . . . . . . . . . . . . . . .  28
     4.4       Euro-Rate Unascertainable.. . . . . . . . . . . . . . . . . .  28
               4.4.1     Unascertainable.. . . . . . . . . . . . . . . . . .  28
               4.4.2     Illegality; Increased Costs; Deposits Not
                          Available. . . . . . . . . . . . . . . . . . . . .  29
               4.4.3     Agent's and Banks' Rights . . . . . . . . . . . . .  29
     4.5       Selection of Interest Rate Options. . . . . . . . . . . . . .  30

5.  PAYMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     5.1       Payments. . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     5.2       Pro Rata Treatment of Banks.. . . . . . . . . . . . . . . . .  31
     5.3       Interest Payment Dates. . . . . . . . . . . . . . . . . . . .  31
     5.4       Voluntary Prepayments and Commitment Reductions.. . . . . . .  31
               5.4.1     Right to Prepay.. . . . . . . . . . . . . . . . . .  31
               5.4.2     Replacement of a Bank . . . . . . . . . . . . . . .  33
               5.4.3     Right to Reduce Commitments.. . . . . . . . . . . .  33
     5.5       Mandatory Prepayments.. . . . . . . . . . . . . . . . . . . .  33
               5.5.1     The IPO.. . . . . . . . . . . . . . . . . . . . . .  33
               5.5.2     Sale of Assets. . . . . . . . . . . . . . . . . . .  34
               5.5.3     Issuance of Debt. . . . . . . . . . . . . . . . . .  34
               5.5.4     . . . . . . . . . . . . . . . . . . . . . . . . . .  34

                                TABLE OF CONTENTS

Article                                                                     Page
- -------                                                                     ----

               5.5.5     Application among Types of Loans. . . . . . . . . .  34
               5.5.6     Application among Interest Rate Options.. . . . . .  34
     5.6       Additional Compensation in Certain Circumstances. . . . . . .  35
               5.6.1     Increased Costs or Reduced Return Resulting From
                          Taxes, Reserves, Capital Adequacy Requirements,
                          Expenses, Etc. . . . . . . . . . . . . . . . . . .  35
               5.6.2     Indemnity.. . . . . . . . . . . . . . . . . . . . .  36

6.  REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . .  36
     6.1       Representations and Warranties. . . . . . . . . . . . . . . .  36
               6.1.1     Organization and Qualification. . . . . . . . . . .  37
               6.1.2     Capitalization and Ownership. . . . . . . . . . . .  37
               6.1.3     Subsidiaries. . . . . . . . . . . . . . . . . . . .  37
               6.1.4     Power and Authority.. . . . . . . . . . . . . . . .  37
               6.1.5     Validity and Binding Effect.. . . . . . . . . . . .  38
               6.1.6     No Conflict.. . . . . . . . . . . . . . . . . . . .  38
               6.1.7     Litigation. . . . . . . . . . . . . . . . . . . . .  38
               6.1.8     Title to Properties.. . . . . . . . . . . . . . . .  39
               6.1.9     Financial Statements. . . . . . . . . . . . . . . .  39
               6.1.10    Margin Stock. . . . . . . . . . . . . . . . . . . .  40
               6.1.11    Full Disclosure.. . . . . . . . . . . . . . . . . .  40
               6.1.12    Taxes.. . . . . . . . . . . . . . . . . . . . . . .  40
               6.1.13    Consents and Approvals. . . . . . . . . . . . . . .  41
               6.1.14    No Event of Default; Compliance with Instruments. .  41
               6.1.15    Patents, Trademarks, Copyrights, Licenses, Etc. . .  41
               6.1.16    [RESERVED]. . . . . . . . . . . . . . . . . . . . .  41
               6.1.17    [RESERVED]. . . . . . . . . . . . . . . . . . . . .  41
               6.1.18    [RESERVED]. . . . . . . . . . . . . . . . . . . . .  41
               6.1.19    Insurance.. . . . . . . . . . . . . . . . . . . . .  41
               6.1.20    Compliance with Laws. . . . . . . . . . . . . . . .  42
               6.1.21    Material Contracts. . . . . . . . . . . . . . . . .  42
               6.1.22    Investment Companies. . . . . . . . . . . . . . . .  42
               6.1.23    Plans and Benefit Arrangements. . . . . . . . . . .  42
               6.1.24    Employment Matters. . . . . . . . . . . . . . . . .  44
               6.1.25    Environmental Matters . . . . . . . . . . . . . . .  44
               6.1.26    Senior Debt Status. . . . . . . . . . . . . . . . .  45
     6.2       Updates to Schedules. . . . . . . . . . . . . . . . . . . . .  45

                                TABLE OF CONTENTS

Article                                                                     Page
- -------                                                                     ----

7.  CONDITIONS OF LENDING. . . . . . . . . . . . . . . . . . . . . . . . . .  46
     7.1       First Loans.. . . . . . . . . . . . . . . . . . . . . . . . .  46
               7.1.1     Officer's Certificate.. . . . . . . . . . . . . . .  46
               7.1.2     Secretary's Certificate.. . . . . . . . . . . . . .  46
               7.1.3     Delivery of Loan Documents. . . . . . . . . . . . .  47
               7.1.4     Opinion of Counsel. . . . . . . . . . . . . . . . .  47
               7.1.5     Legal Details.. . . . . . . . . . . . . . . . . . .  47
               7.1.6     Payment of Fees.. . . . . . . . . . . . . . . . . .  48
               7.1.8     [RESERVED]. . . . . . . . . . . . . . . . . . . . .  48
               7.1.9     Consents. . . . . . . . . . . . . . . . . . . . . .  48
               7.1.10    Officer's Certificate Regarding MACs. . . . . . . .  48
               7.1.11    No Violation of Laws. . . . . . . . . . . . . . . .  48
               7.1.12    No Actions or Proceedings.. . . . . . . . . . . . .  48
               7.1.13    Insurance Policies; Certificates of Insurance;
                          Endorsements.  . . . . . . . . . . . . . . . . . .  49
               7.1.14    [RESERVED]. . . . . . . . . . . . . . . . . . . . .  49
               7.1.15    [RESERVED]. . . . . . . . . . . . . . . . . . . . .  49
               7.1.16    [RESERVED]. . . . . . . . . . . . . . . . . . . . .  49
               7.1.17    Cancellation of Existing Senior and Mezzanine
                          Indebtedness.. . . . . . . . . . . . . . . . . . .  49
               7.1.18    Other Credit Documents. . . . . . . . . . . . . . .  49
     7.2       Each Additional Loan. . . . . . . . . . . . . . . . . . . . .  49

8.  COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
     8.1       Affirmative Covenants.. . . . . . . . . . . . . . . . . . . .  50
               8.1.1     Preservation of Existence, Etc. . . . . . . . . . .  50
               8.1.2     Payment of Liabilities, Including Taxes, Etc. . . .  50
               8.1.3     Maintenance of Insurance. . . . . . . . . . . . . .  51
               8.1.4     Maintenance of Properties and Leases. . . . . . . .  52
               8.1.5     Maintenance of Patents, Trademarks, Etc.. . . . . .  52
               8.1.6     Visitation Rights.. . . . . . . . . . . . . . . . .  52
               8.1.7     Keeping of Records and Books of Account.. . . . . .  52
               8.1.8     Plans and Benefit Arrangements. . . . . . . . . . .  53
               8.1.9     Compliance with Laws. . . . . . . . . . . . . . . .  53
               8.1.10    Use of Proceeds.. . . . . . . . . . . . . . . . . .  53
               8.1.11    [RESERVED]. . . . . . . . . . . . . . . . . . . . .  53
     8.2       Negative Covenants. . . . . . . . . . . . . . . . . . . . . .  53
               8.2.1     Indebtedness. . . . . . . . . . . . . . . . . . . .  53
               8.2.2     Liens.. . . . . . . . . . . . . . . . . . . . . . .  54
               8.2.3     Guaranties. . . . . . . . . . . . . . . . . . . . .  54

                                TABLE OF CONTENTS

Article                                                                     Page
- -------                                                                     ----

               8.2.4     Loans and Investments.. . . . . . . . . . . . . . .  54
               8.2.5     Dividends and Related Distributions.. . . . . . . .  55
               8.2.6     Liquidations, Mergers, Consolidations,
                          Acquisitions.. . . . . . . . . . . . . . . . . . .  56
               8.2.7     Dispositions of Assets or Subsidiaries. . . . . . .  56
               8.2.8     Affiliate Transactions. . . . . . . . . . . . . . .  57
               8.2.9     Subsidiaries, Partnerships and Joint Ventures.. . .  57
               8.2.10    Continuation of Present Business. . . . . . . . . .  58
               8.2.11    Plans and Benefit Arrangements. . . . . . . . . . .  58
               8.2.12    Fiscal Year.. . . . . . . . . . . . . . . . . . . .  59
               8.2.13    Issuance of Stock.. . . . . . . . . . . . . . . . .  59
               8.2.14    Changes in Organizational Documents.. . . . . . . .  60
               8.2.15    Capital Expenditures and Leases.. . . . . . . . . .  60
               8.2.16    Minimum Debt Service Coverage Ratio.. . . . . . . .  61
               8.2.17    Maximum Total Indebtedness to EBITDA Ratio. . . . .  61
               8.2.18    Minimum Net Worth.. . . . . . . . . . . . . . . . .  61
               8.2.19    Minimum Current Ratio.. . . . . . . . . . . . . . .  61
     8.3       Reporting Requirements. . . . . . . . . . . . . . . . . . . .  61
               8.3.1     Monthly Financial Statements (pre-IPO). . . . . . .  62
               8.3.2     Quarterly Financial Statements (post-IPO).. . . . .  62
               8.3.3     Annual Financial Statements.. . . . . . . . . . . .  62
               8.3.4     Compliance Certificate. . . . . . . . . . . . . . .  63
               8.3.5     Notice of Default.. . . . . . . . . . . . . . . . .  63
               8.3.6     Notice of Litigation. . . . . . . . . . . . . . . .  64
               8.3.7     Certain Events. . . . . . . . . . . . . . . . . . .  64
               8.3.8     Budgets, Forecasts, Other Reports and
                          Information. . . . . . . . . . . . . . . . . . . .  64
               8.3.9     Notices Regarding Plans and Benefit Arrangements. .  65
                         8.3.9.1   Certain Events. . . . . . . . . . . . . .  65
                         8.3.9.2   Notices of Involuntary Termination and
                                    Annual Reports.. . . . . . . . . . . . .  66
                         8.3.9.3   Notice of Voluntary Termination.. . . . .  66
     8.4       Collateralization Upon Failure to Close IPO By December 31,
                1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
9.  DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
     9.1       Events of Default.. . . . . . . . . . . . . . . . . . . . . .  67
               9.1.1     Payments Under Loan Documents.. . . . . . . . . . .  67
               9.1.2     Breach of Warranty. . . . . . . . . . . . . . . . .  67
               9.1.3     Breach of Negative Covenants on Visitation
                          Rights.. . . . . . . . . . . . . . . . . . . . . .  67
               9.1.4     Breach of Other Covenants.. . . . . . . . . . . . .  68

                                TABLE OF CONTENTS

Article                                                                     Page
- -------                                                                     ----

               9.1.5     Defaults in Other Agreements or Indebtedness. . . .  68
               9.1.6     Final Judgments or Orders.. . . . . . . . . . . . .  68
               9.1.7     Loan Document Unenforceable.. . . . . . . . . . . .  68
               9.1.8     Uninsured Losses; Proceedings Against Assets. . . .  68
               9.1.9     Notice of Lien or Assessment. . . . . . . . . . . .  69
               9.1.10    Insolvency. . . . . . . . . . . . . . . . . . . . .  69
               9.1.11    Events Relating to Plans and Benefit
                          Arrangements.. . . . . . . . . . . . . . . . . . .  69
               9.1.12    Cessation of Business.. . . . . . . . . . . . . . .  70
               9.1.13    Change of Control.. . . . . . . . . . . . . . . . .  70
               9.1.14    Involuntary Proceedings.. . . . . . . . . . . . . .  70
               9.1.15    Voluntary Proceedings.. . . . . . . . . . . . . . .  71
     9.2       Consequences of Event of Default. . . . . . . . . . . . . . .  71
               9.2.1     Events of Default Other Than Bankruptcy,
                          Insolvency or Reorganization Proceedings.. . . . .  71
               9.2.2     Bankruptcy, Insolvency or Reorganization
                          Proceedings. . . . . . . . . . . . . . . . . . . .  71
               9.2.3     Set-off.. . . . . . . . . . . . . . . . . . . . . .  72
               9.2.4     Suits, Actions, Proceedings.. . . . . . . . . . . .  72
               9.2.5     Application of Proceeds.. . . . . . . . . . . . . .  73
     9.3       RESERVED. . . . . . . . . . . . . . . . . . . . . . . . . . .  73

10.  THE AGENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
     10.1      Appointment.. . . . . . . . . . . . . . . . . . . . . . . . .  73
     10.2      Delegation of Duties. . . . . . . . . . . . . . . . . . . . .  74
     10.3      Nature of Duties; Independent Credit Investigation. . . . . .  74
     10.4      Actions in Discretion of Agent; Instructions from the
                Banks. . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
     10.5      Reimbursement and Indemnification of Agent by the Borrower. .  75
     10.6      Exculpatory Provisions. . . . . . . . . . . . . . . . . . . .  76
     10.7      Reimbursement and Indemnification of Agent by Banks.. . . . .  76
     10.8      Reliance by Agent.. . . . . . . . . . . . . . . . . . . . . .  77
     10.9      Notice of Default.. . . . . . . . . . . . . . . . . . . . . .  77
               Notices.. . . . . . . . . . . . . . . . . . . . . . . . . . .  77
     10.11     Banks in Their Individual Capacities. . . . . . . . . . . . .  77
     10.12     Holders of Notes. . . . . . . . . . . . . . . . . . . . . . .  78
     10.13     Equalization of Banks.. . . . . . . . . . . . . . . . . . . .  78
     10.14     Successor Agent.. . . . . . . . . . . . . . . . . . . . . . .  78
     10.15     Agent's Fee.. . . . . . . . . . . . . . . . . . . . . . . . .  79
     10.16     Availability of Funds.. . . . . . . . . . . . . . . . . . . .  79

                                TABLE OF CONTENTS

Article                                                                     Page
- -------                                                                     ----

     10.17     Calculations. . . . . . . . . . . . . . . . . . . . . . . . .  79
     10.18     Beneficiaries.. . . . . . . . . . . . . . . . . . . . . . . .  80

11.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
     11.1      Modifications, Amendments or Waivers. . . . . . . . . . . . .  80
               11.1.1    Increase of Commitment; Extension or Expiration
                          Date.. . . . . . . . . . . . . . . . . . . . . . .  80
               11.1.2    Extension of Payment; Reduction of Principal
                          Interest or Fees; Modification of Terms of
                          Payment. . . . . . . . . . . . . . . . . . . . . .  80
               11.1.3    Release of Guarantor. . . . . . . . . . . . . . . .  81
               11.1.4    Miscellaneous . . . . . . . . . . . . . . . . . . .  81
     11.2      No Implied Waivers; Cumulative Remedies; Writing Required.. .  81
     11.3      Reimbursement and Indemnification of Banks by the Borrower;
                Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
     11.4      Holidays. . . . . . . . . . . . . . . . . . . . . . . . . . .  82
     11.5      Funding by Branch, Subsidiary or Affiliate. . . . . . . . . .  83
               11.5.1    Notional Funding. . . . . . . . . . . . . . . . . .  83
               11.5.2    Actual Funding. . . . . . . . . . . . . . . . . . .  83
     11.6      Notices.. . . . . . . . . . . . . . . . . . . . . . . . . . .  83
     11.7      Severability. . . . . . . . . . . . . . . . . . . . . . . . .  84
     11.8      Governing Law.. . . . . . . . . . . . . . . . . . . . . . . .  84
     11.9      Prior Understanding.. . . . . . . . . . . . . . . . . . . . .  84
     11.10     Duration; Survival. . . . . . . . . . . . . . . . . . . . . .  85
     11.11     Successors and Assigns. . . . . . . . . . . . . . . . . . . .  85
     11.12     Confidentiality.. . . . . . . . . . . . . . . . . . . . . . .  86
     11.13     Counterparts. . . . . . . . . . . . . . . . . . . . . . . . .  86
     11.14     Agent's or Bank's Consent.. . . . . . . . . . . . . . . . . .  87
     11.15     Exceptions. . . . . . . . . . . . . . . . . . . . . . . . . .  87
     11.16     CONSENT TO FORUM; WAIVER OF JURY TRIAL. . . . . . . . . . . .  87
     11.17     Tax Withholding Clause. . . . . . . . . . . . . . . . . . . .  87
     11.18     Joinder of Additional Borrowers.. . . . . . . . . . . . . . .  88
     11.19     Power of Attorney for The Triumph Group Operations, Inc.;
                Joint and Several Obligations of Loan Parties. . . . . . . .  89
     11.20     Public Filings. . . . . . . . . . . . . . . . . . . . . . . .  89

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(B)          -    COMMITMENTS OF BANKS
SCHEDULE 1.1(P)          -    PERMITTED LIENS
SCHEDULE 6.1.1           -    QUALIFICATIONS TO DO BUSINESS
SCHEDULE 6.1.2           -    CAPITALIZATION
SCHEDULE 6.1.3           -    SUBSIDIARIES
SCHEDULE 6.1.13          -    CONSENTS AND APPROVALS
SCHEDULE 6.1.23          -    EMPLOYEE BENEFIT PLAN DISCLOSURES
SCHEDULE 6.1.25          -    ENVIRONMENTAL DISCLOSURES
SCHEDULE 8.2.1           -    PERMITTED INDEBTEDNESS

EXHIBITS

EXHIBIT 1.1(A)           -    ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(B)           -    BORROWER JOINDER
EXHIBIT 1.1(G)           -    GUARANTY AGREEMENT
EXHIBIT 1.1(P)           -    PRICING GRID
EXHIBIT 1.1(R)           -    REVOLVING CREDIT NOTE
EXHIBIT 1.1(T)           -    TERM NOTE
EXHIBIT 2.4              -    LOAN REQUEST
EXHIBIT 7.1.4            -    OPINION OF COUNSEL
EXHIBIT 8.3.4            -    COMPLIANCE CERTIFICATE

                                CREDIT AGREEMENT

     THIS CREDIT AGREEMENT is dated as of July 19, 1996 and is made by and among THE TRIUMPH GROUP, INC., a Delaware corporation, (the "COMPANY") as a Borrower, each of the other BORROWERS (as hereinafter defined), the GUARANTOR (as hereinafter defined), the BANKS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as agent for the Banks under this Agreement (hereinafter referred to in such capacity as the "AGENT").

                                   WITNESSETH:

     WHEREAS, the Borrowers have requested the Banks to provide (i) a revolving credit facility to the Borrowers in an aggregate principal amount not to exceed $50,000,000 and (ii) a $35,000,000 term loan facility; and

     WHEREAS, the revolving credit and term loan facilities shall be used for the purpose of refinancing existing indebtedness and for general corporate purposes, including acquisitions;

     WHEREAS, the Borrowers wish to give The Triumph Group Operations, Inc. a power of attorney to act on their behalf for all purposes under this Agreement (see Section 11.19), while confirming that their obligations hereunder are joint and several; and

     WHEREAS, the Banks are willing to provide such credit upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

                             1.  CERTAIN DEFINITIONS

     1.1  CERTAIN DEFINITIONS.

     In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

     AFFILIATE as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 10% or more of any class of the voting or other equity interests of such Person, or (iii) 10% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person. Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

     AGENT shall mean PNC Bank, National Association, and its successors and assigns.

     AGENT'S FEE shall have the meaning assigned to that term in Section 10.15.

     AGENT'S LETTER shall have the meaning assigned to that term in Section
10.15.

     AGREEMENT shall mean this Credit Agreement, as the same may be supplemented or amended from time to time, including all schedules and exhibits.

     ALCO NOTE shall mean the Subordinated Promissory Note dated June 1, 1993 issued by Guarantor to MDR Corporation in the original principal amount of $13,500,000, as amended by a Note Modification Agreement dated as of December 31, 1995.

     ANNUAL STATEMENTS shall have the meaning assigned to that term in
Section 6.1.9(i).

     ASSIGNMENT AND ASSUMPTION AGREEMENT shall mean an Assignment and Assumption Agreement by and among a Purchasing Bank, the Transferor Bank and the Agent, as Agent and on behalf of the remaining Banks, substantially in the form of EXHIBIT 1.1(A).

     AUTHORIZED OFFICER shall mean those individuals, designated by written notice to the Agent from the Borrowers, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. The Borrowers may amend such list of individuals from time to time by giving written notice of such amendment to the Agent.

     BANKS shall mean the financial institutions named on SCHEDULE 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Bank.

     BASE RATE shall mean the greater of (i) the interest rate per annum announced from time to time by the Agent at its Principal Office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by the Agent, or (ii) the Federal Funds Effective Rate plus 1/2% per annum.

     BASE RATE OPTION shall mean either the Revolving Credit Base Rate Option or the Term Loan Base Rate Option.

     BENEFIT ARRANGEMENT shall mean at any time an "employee benefit plan," within the meaning of Section 3(3) of ERISA, which is neither a Plan nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to by any member of the ERISA Group.

     BORROWERS shall mean the Company, each of its Subsidiaries, which is designated as a "Borrower" on the signature page hereof, and each other Person that joins this Agreement as a Borrower after the date hereof pursuant to
Section 11.18.

     BORROWER JOINDER shall mean a joinder by a Person as a Borrower under this Agreement and the Other Loan Documents in the form of Exhibit 1.1(B).

     BORROWING DATE shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof to the same or a different Interest Rate Option, which shall be a Business Day.

     BORROWING TRANCHE shall mean specified portions of Loans outstanding as follows: (i) any Loans to which a Euro-Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by the Borrowers and which have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.

     BUSINESS DAY shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania.

     CAPITAL STOCK shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

     CLOSING DATE shall mean the Business Day on which the first Loan shall be made, which shall be July 19, 1996, or such other date as the parties agree. The closing shall take place at 10:00 a.m., Eastern time, on the Closing Date at the offices of Drinker Biddle & Reath in Berwyn, Pennsylvania, or at such other time and place as the parties agree.

     COLLATERAL shall mean the property described in Section 8.4(i).

     COMMITMENT shall mean as to any Bank the aggregate of its Revolving Credit Commitment and Term Loan Commitment, and COMMITMENTS shall mean the aggregate of the Revolving Credit Commitments and Term Loan Commitments of all of the Banks.

     COMMITMENT FEE shall have the meaning assigned to that term in Section 2.3.

     COMPANY shall mean The Triumph Group, Inc., a corporation organized and existing under the laws of the State of Delaware.

     CONSOLIDATED EBITDA shall mean for any period of determination Consolidated Net Income (before extraordinary items) for such period plus the amount of income tax expense, interest expense, depreciation and amortization expense deducted from earnings in determining such Consolidated Net Income.

     CONSOLIDATED NET WORTH shall mean as of any date of determination total stockholders' equity of the Company and its Subsidiaries as of such date determined and consolidated in accordance with GAAP.

     CONSOLIDATED INTEREST EXPENSE shall mean for any period of determination the amount of cash interest expense deducted from the earnings of the Company and its Subsidiaries in determining Consolidated Net Income for such period in accordance with GAAP.

     CONSOLIDATED NET INCOME shall mean for any fiscal period the net income (or loss) after income taxes of the Company and its Subsidiaries for such period determined and consolidated in accordance with GAAP.

     CONSOLIDATED TOTAL INDEBTEDNESS shall mean as of any date of determination the aggregate of all Indebtedness (including subordinated indebtedness as to which cash interest is contractually payable) of the Company and its Subsidiaries as of such date determined and consolidated in accordance with GAAP.

     DEBT SERVICE COVERAGE RATIO shall mean for any period of determination the ratio of (i) Consolidated Net Income (before extraordinary items) for such period plus the amount of interest expense, depreciation and amortization expense deducted from earnings in determining such Consolidated Net Income to
(ii) Consolidated Interest Expense plus required principal amortization of Indebtedness of the Company and its Subsidiaries for such period determined and consolidated in accordance with GAAP.

     DOLLAR, DOLLARS, U.S. DOLLARS and the symbol $ shall mean lawful money of the United States of America.

     ENVIRONMENTAL COMPLAINT shall mean any written complaint setting forth a cause of action for personal or property damage or natural resource damage or equitable relief, order, notice of violation, citation, request for information issued pursuant to any Environmental Laws by an Official Body, subpoena or other written notice asserting or threatening a claim relating to, arising out of, or issued pursuant to any of the Environmental Laws or any Environmental Conditions, as the case may be.

     ENVIRONMENTAL CONDITIONS shall mean any conditions of the environment, including the workplace, the ocean, natural resources (including flora or fauna), soil, surface water, groundwater, any actual or potential drinking water supply sources, substrata or the ambient air, relating to or arising out of, or caused by the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, emptying, discharging, injecting, escaping, leaching, disposal, dumping, threatened release or other management or mismanagement of Regulated Substances resulting from the use of, or operations on, the Property.

     ENVIRONMENTAL LAWS shall mean all federal, state, local and foreign Laws and regulations, including permits, licenses, authorizations, bonds, orders, judgments, consent decrees issued, or entered into, pursuant thereto, relating to pollution or protection of human health or the environment or employee safety in the workplace.

     ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

     ERISA GROUP shall mean, at any time, the Borrowers and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

     EURO-RATE shall mean with respect to the Loans comprising any Borrowing Tranche to which the Euro-Rate Option applies for any Interest Period, the interest rate per annum determined by the Agent by dividing (the resulting quotient rounded upward to the nearest 1/16th of 1% per annum) (i) the rate of interest determined by the Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the "offered" eurodollar rate evidenced by Telerate display page 3750 (or such other display on the Telerate system as may replace such page) at approximately 11:00 A.M., London time, two (2) London Business Days prior to the first day of such Interest Period for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:

          Euro-Rate =            Telerate page 3750
                         -----------------------------------
                         1.00 - Euro-Rate Reserve Percentage

     The Euro-Rate shall be adjusted with respect to any Euro-Rate Option outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Agent shall give prompt notice to the Borrowers of the Euro-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

     EURO-RATE OPTION shall mean either the Revolving Credit Euro-Rate Option or the Term Loan Euro-Rate Option.

     EURO-RATE RESERVE PERCENTAGE shall mean the maximum percentage (expressed as a decimal rounded upward to the nearest 1/100 of 1%) as determined by the Agent which is in effect during any relevant period, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities") of a member bank in such System.

     EVENT OF DEFAULT shall mean any of the Events of Default described in
Section 9.1.

     EXPIRATION DATE shall mean, with respect to the Revolving Credit Commitments, the fifth anniversary of the Closing Date; PROVIDED that the Expiration Date may be extended under Section 2.8.10.

     FEDERAL FUNDS EFFECTIVE RATE for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; PROVIDED, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

     FINANCIAL PROJECTIONS shall have the meaning assigned to that term in
Section 6.1.9(ii).

     GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3, and applied on a consistent basis both as to classification of items and amounts.

     GOVERNMENTAL ACTS shall have the meaning assigned to that term in
Section 2.8.8.

     GUARANTOR shall mean The Triumph Group Holdings, Inc., a corporation organized and existing under the laws of the state of Delaware.

     GUARANTY of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any performance bond or other suretyship arrangement and any other form of assurance against loss, except (i) endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business or (ii) any guaranty of an obligation to indemnify or hold harmless any other Person incurred in connection with an acquisition or divestiture of Capital Stock or assets permitted under this Agreement.

     GUARANTY AGREEMENT shall mean the Guaranty and Suretyship Agreement in substantially the form of EXHIBIT 1.1(G) executed and delivered by the Guarantor to the Agent for the benefit of the Banks.

     HISTORICAL STATEMENTS shall have the meaning assigned to that term in
Section 6.1.9(i).

     IPO means the initial public offering of Capital Stock in the Guarantor.

     INDEBTEDNESS shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (iv) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than sixty (60) days past due), or (v) any Guaranty of Indebtedness for borrowed money.

     INTEREST PERIOD shall have the meaning assigned to such term in
Section 4.2.

     INTEREST RATE OPTION shall mean any Euro-Rate Option or Base Rate Option.

     INTERIM STATEMENTS shall have the meaning assigned to that term in
Section 6.1.9(i).

     INTERNAL REVENUE CODE shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

     LABOR CONTRACTS shall mean all employment agreements, employment contracts, collective bargaining agreements and other agreements among any Loan Party or Subsidiary of a Loan Party and its employees.

     LAW shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree or award of any Official Body.

     LETTER OF CREDIT shall have the meaning assigned to that term in
Section 2.8.1.

     LETTER OF CREDIT FEE shall have the meaning assigned to that term in
Section 2.8.3.

     LETTERS OF CREDIT OUTSTANDING shall mean at any time the sum of (i) the aggregate undrawn face amount of outstanding Letters of Credit and (ii) the aggregate amount of all unpaid and outstanding Reimbursement Obligations.

     LIEN shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

     LOAN DOCUMENTS shall mean this Agreement, the Guaranty Agreement, the Notes and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented or amended from time to time in accordance herewith or therewith, and LOAN DOCUMENT shall mean any of the Loan Documents.

     LOAN PARTIES shall mean the Borrowers and the Guarantor.

     LOAN REQUEST shall mean a request for Revolving Credit Loans made in accordance with Section 2.4 or a request to select, convert to or renew a Euro-Rate Option in accordance with Section 4.2, 10.13.

     LOANS shall mean collectively and LOAN shall mean separately all Revolving Credit Loans and the Term Loans or any Revolving Credit Loan or the Term Loan.

     MATERIAL ADVERSE CHANGE shall mean any set of circumstances or events which
(a) has or is reasonably expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or is reasonably expected to be material and adverse to the business, properties, assets, financial condition, results of operations or prospects of the Loan Parties taken as a whole, (c) impairs materially or is reasonably expected to impair materially the ability of the Loan Parties taken as a whole to duly and punctually pay or perform its Indebtedness, or
(d) impairs materially or is reasonably expected to impair materially the ability of the Agent or any of the Banks, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

     MONTH, with respect to an Interest Period under the Euro-Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any Euro-Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

     MULTIEMPLOYER PLAN shall mean any employee benefit plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which the Borrowers or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.

     MULTIPLE EMPLOYER PLAN shall mean a Plan which has two or more contributing sponsors (including the Borrowers or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

     NOTES shall mean the Revolving Credit Notes and the Term Notes.

     NOTICES shall have the meaning assigned to that term in Section 11.6.

     OBLIGATION shall mean any obligation or liability of any of the Loan Parties to the Agent or any of the Banks, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with this Agreement, the Notes, the Letters of Credit, the Agent's Letter or any other Loan Document.

     OFFICIAL BODY shall mean any national, federal, state, local or other government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court or tribunal in each case whether foreign or domestic, with jurisdiction to act with the force of law with respect to pertinent matters.

     PARTNERSHIP INTERESTS shall have the meaning given to such term in
Section 6.1.3.

     PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

     PERMITTED INVESTMENTS shall mean:

     (i) direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

     (ii) commercial paper maturing in 180 days or less rated not lower than A-1, by Standard & Poor's Corporation or P-1 by Moody's Investors Service, Inc. on the date of acquisition;

     (iii) demand deposits, time deposits, money market account deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor's Corporation on the date of acquisition;

     (iv) shares of money market mutual funds that invest substantially all of their assets in the investments described in clauses (i) through (iii) above; and

     (v)   investments in Subsidiaries permitted under this Agreement.

     PERMITTED LIENS shall mean:

     (i) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

     (ii) Pledges or deposits made in the ordinary course of business to secure payment of worker's compensation, or to participate in any fund in connection with worker's compensation, unemployment insurance, old-age pensions or other social security programs;

     (iii) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

     (iv) Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

     (v) Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

     (vi) Liens, security interests and mortgages in favor of the Agent for the benefit of the Banks;

     (vii) Liens on property leased by any Loan Party or Subsidiary of a Loan Party under capital and operating leases permitted in Section 8.2.15 securing obligations of such Loan Party or Subsidiary to the lessor under such leases;

     (viii) Any Lien existing on the date of this Agreement and described on
SCHEDULE 1.1(P), PROVIDED that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;

     (ix) Purchase Money Security Interests, PROVIDED that the aggregate amount of loans and deferred payments secured by such Purchase Money Security Interests shall not exceed $5,000,000 (excluding for the purpose of this computation any loans or deferred payments secured by Liens described on
SCHEDULE 1.1(P)); and

     (x) The following, (A) if the validity or amount thereof is being contested in good-faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within sixty (60) days of entry, and in either case they do not affect the Collateral or, in the aggregate, materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents:

          (1) Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty, PROVIDED that the Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

          (2) Claims, Liens or encumbrances upon, and defects of title to, real or personal property other than the Collateral, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits; or

          (3) Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens.

          (4)  Liens resulting from final judgments or orders described in
     Section 9.1.6.

     PERSON shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

     PLAN shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

     PIK SUBORDINATED INDEBTEDNESS shall mean Indebtedness which by its terms is subordinated to the Obligations of the Loan Parties to the Banks and on which interest is payable, at the option of the payor, in cash or by the issuance of additional Indebtedness that is likewise subordinated.

     PNC BANK shall mean PNC Bank, National Association, its successors and assigns.

     POTENTIAL DEFAULT shall mean any event or condition which with notice, passage of time or a determination by the Agent or the Required Banks, or any combination of the foregoing, would constitute an Event of Default.

     PRICING GRID means that the charts attached hereto as Exhibit 1.1(P) which set forth the rates at which Commitment Fees, Letter Credit Fees and interest rate margins are calculated, both before and after the IPO and the mandatory prepayment of the Loans required under Section 5.5.1, on the basis of the Total Indebtedness to EBITDA Ratio.

     PRINCIPAL OFFICE shall mean the main banking office of the Agent in Pittsburgh, Pennsylvania.

     PROHIBITED TRANSACTION shall mean any prohibited transaction as defined in
Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

     PROPERTY shall mean all real property, both owned and leased, of any Loan Party or Subsidiary of a Loan Party.

     PURCHASE MONEY SECURITY INTEREST shall mean Liens upon tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property.

     PURCHASING BANK shall mean a Bank which becomes a party to this Agreement by executing an Assignment and Assumption Agreement.

     RATABLE SHARE shall mean the proportion that a Bank's Commitment bears to the Commitments of all of the Banks.

     REGULATED SUBSTANCES shall mean any substance, including any solid, liquid, semisolid, gaseous, thermal, thoriated or radioactive material, refuse, garbage, wastes, chemicals, petroleum products, by-products, coproducts, impurities, dust, scrap, heavy metals, any substance defined as a "hazardous substance," "pollutant," "pollution," "contaminant," "hazardous or toxic substance," "extremely hazardous substance," "toxic chemical," "toxic waste," "hazardous waste," "industrial waste," "residual waste," "solid waste," "municipal waste," "mixed waste," "infectious waste," "chemotherapeutic waste," "medical waste," "regulated substance" or any related materials, substances or wastes as now or hereafter defined pursuant to any Environmental Laws, ordinances, rules, regulations or other directives of any Official Body, the generation, manufacture, extraction, processing, distribution, treatment, storage, disposal, transport, recycling, reclamation, use, reuse, spilling, leaking, dumping, injection, pumping, leaching, emptying, discharge, escape, release or other management or mismanagement of which is regulated by the Environmental Laws.

     REGULATION U shall mean Regulation U, T, G or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

     REIMBURSEMENT OBLIGATION shall have the meaning assigned to such term in
Section 2.8.4(i).

     REPORTABLE EVENT means a reportable event described in Section 4043 of ERISA and regulations thereunder with respect to a Plan or Multiemployer Plan.

     REQUIRED BANKS shall mean (i) if there are no Loans outstanding, Banks whose Commitments aggregate at least 66 2/3% of the Commitments of all of the Banks, or (ii) if there are Loans outstanding, Banks whose Loans outstanding aggregate at least 66 2/3% of the total principal amount of the Loans outstanding hereunder.

     REVOLVING CREDIT BASE RATE OPTION shall mean the option of the Borrowers to have Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in Section 4.1.1(i).

     REVOLVING CREDIT COMMITMENT shall mean, as to any Bank at any time, the amount initially set forth opposite its name on SCHEDULE 1.1(B) in the column labeled "Amount of Commitment for Revolving Credit Loans," and thereafter on
Schedule I to the most recent Assignment and Assumption Agreement, and REVOLVING CREDIT COMMITMENTS shall mean the aggregate Revolving Credit Commitments of all of the Banks.

     REVOLVING CREDIT EURO-RATE OPTION shall mean the option of the Borrowers to have Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in Section 4.1.1(ii).

     REVOLVING CREDIT LOANS shall mean collectively and REVOLVING CREDIT LOAN shall mean separately all Revolving Credit Loans or any Revolving Credit Loan made by the Banks or one of the Banks to the Borrowers pursuant to Section 2.1 or 2.8.4(i) hereof.

     REVOLVING CREDIT NOTES shall mean collectively and REVOLVING CREDIT NOTE shall mean separately all the Revolving Credit Notes of the Borrowers in the form of EXHIBIT 1.1(R) evidencing the Revolving Credit Loans together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

     REVOLVING FACILITY USAGE shall mean at any time the sum of the Revolving Credit Loans outstanding and the Letters of Credit Outstanding.

     SHARES shall have the meaning assigned to that term in Section 6.1.2.

     SUBSIDIARY of any Person at any time shall mean (i) any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person's Subsidiaries, or any partnership of which such Person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person's Subsidiaries, or (ii) any corporation, trust, partnership or other entity which is controlled or capable of being controlled by such Person or one or more of such Person's Subsidiaries.

     SUBSIDIARY SHARES shall have the meaning assigned to that term in
Section 6.1.3.

     TERM LOAN BASE RATE OPTION shall mean the option of the Borrowers to have Term Loans bear interest at the rate and under the terms and conditions set forth in Section 4.1.2(i).

     TERM LOAN COMMITMENT shall mean, as to any Bank at any time, the amount initially set forth opposite its name on SCHEDULE 1.1(B) in the column labeled "Amount of Commitment for Term Loans," and thereafter on Schedule I to the most recent Assignment and Assumption Agreement, and TERM LOAN COMMITMENTS shall mean the aggregate Term Loan Commitments of all of the Banks.

     TERM LOAN EURO-RATE OPTION shall mean the option of the Borrowers to have Term Loans bear interest at the rate and under the terms and conditions set forth in Section 4.1.2(ii).

     TERM LOANS shall mean collectively and TERM LOAN shall mean separately all Term Loans or any Term Loan made by the Banks or one of the Banks to the Borrowers pursuant to Section 3.1.

     TERM NOTES shall mean collectively and TERM NOTE shall mean separately all of the Term Notes of the Borrowers in the form of EXHIBIT 1.1(T) evidencing the Term Loans together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

     TOTAL INDEBTEDNESS TO EBITDA RATIO shall mean the ratio of Consolidated Total Indebtedness to Consolidated EBITDA.

     TRANSFEROR BANK shall mean the selling Bank pursuant to an Assignment and Assumption Agreement.

     1.2  CONSTRUCTION.

     Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents:

          1.2.1     NUMBER; INCLUSION.

          references to the plural include the singular, the plural, the part and the whole; "or" has the inclusive meaning represented by the phrase "and/or," and "including" has the meaning represented by the phrase "including without limitation";

          1.2.2     DETERMINATION.

          references to "determination" of or by the Agent or the Banks shall be deemed to include good-faith estimates by the Agent or the Banks (in the case of quantitative determinations) and good-faith beliefs by the Agent or the Banks (in the case of qualitative determinations) and such determination shall be conclusive absent manifest error;

          1.2.3     AGENT'S DISCRETION AND CONSENT.

          whenever the Agent or the Banks are granted the right herein to act in its or their sole discretion or to grant or withhold consent such right shall be exercised in good-faith;

          1.2.4     DOCUMENTS TAKEN AS A WHOLE.

          the words "hereof," "herein," "hereunder," "hereto" and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document;

          1.2.5     HEADINGS.

          the section and other headings contained in this Agreement or such other Loan Document and the Table of Contents (if any), preceding this Agreement or such other Loan Document are for reference purposes only and shall not control or affect the construction of this Agreement or such other Loan Document or the interpretation thereof in any respect;

          1.2.6     IMPLIED REFERENCES TO THIS AGREEMENT.

          article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified;

          1.2.7     PERSONS.

          reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement or other Loan Document, as the case may be, and reference to a Person in a particular capacity excludes such Person in any other capacity;

          1.2.8     MODIFICATIONS TO DOCUMENTS.

          reference to any agreement (including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated;

          1.2.9     FROM, TO AND THROUGH.

          relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding," and "through" means "through and including"; and

          1.2.10    SHALL; WILL.

          references to "shall" and "will" are intended to have the same meaning.

     1.3  ACCOUNTING PRINCIPLES.

     Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.

                          2.  REVOLVING CREDIT FACILITY

     2.1  REVOLVING CREDIT COMMITMENTS.

     Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Bank severally agrees to make Revolving Credit Loans to the Borrowers at any time or from time to time on or after the date hereof to the Expiration Date provided that after giving effect to such Loan the aggregate amount of Loans from such

Bank shall not exceed such Bank's Revolving Credit Commitment minus such Bank's Ratable Share of the Letters of Credit Outstanding. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrowers may borrow, repay and reborrow pursuant to this Section 2.1.

     2.2  NATURE OF BANKS' OBLIGATIONS WITH RESPECT TO REVOLVING CREDIT LOANS.

     Each Bank shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.4 in accordance with its Ratable Share. The aggregate of each Bank's Revolving Credit Loans outstanding hereunder to the Borrowers at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the Letter of Credit Outstandings. The obligations of each Bank hereunder are several. The failure of any Bank to perform its obligations hereunder shall not affect the Obligations of the Borrowers to any other party nor the several obligations of the other Banks to the Borrowers; nor shall any other party be liable for the failure of such Bank to perform its obligations hereunder. The Banks shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.

     2.3  COMMITMENT FEES.

     Accruing from the date hereof until the Expiration Date, the Borrowers agree to pay to the Agent for the account of each Bank, as consideration for such Bank's Revolving Credit Commitment hereunder, a nonrefundable commitment fee (the "COMMITMENT FEE"), calculated on a per annum (365 or 366 days, as appropriate, and actual days elapsed) basis under the Pricing Grid, on the average daily difference between the amount of (i) such Bank's Revolving Credit Commitment as the same may be constituted from time to time and (ii) the principal amount of such Bank's Ratable Share of Revolving Facility Usage. All Commitment Fees shall be payable in arrears on the first Business Day of each calendar quarter after the date hereof and on the Expiration Date or upon acceleration of the Notes.

     2.4  REVOLVING CREDIT LOAN REQUESTS.

     Except as otherwise provided herein, the Borrowers may from time to time prior to the Expiration Date request the Banks to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 4.2, by delivering to the Agent, not later than
(i) 2:00 p.m., Eastern time, three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans to which the Euro-Rate Option applies or the conversion to or the renewal of the Euro-Rate Option for any Revolving Credit Loans; and (ii) 12:00 Noon, Eastern time on either the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Revolving Credit Loan, of a duly completed request therefor substantially in the form of
EXHIBIT 2.4 or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a "LOAN REQUEST"), it being understood that the Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Revolving Credit Loan Request shall be irrevocable and shall specify (i) the proposed Borrowing Date; (ii) the aggregate amount of the proposed Revolving Credit Loans comprising each Borrowing Tranche, which shall be in integral multiples of $500,000 and not less than $1,000,000 for each Borrowing Tranche to which the Euro-Rate Option applies and not less than the lesser of $250,000 or the maximum amount available for Borrowing Tranches to which the Base Rate Option applies; (iii) whether the Euro-Rate Option or Base Rate Option shall apply to the proposed Revolving Credit Loans comprising the Borrowing Tranche; and (iv) in the case of a Borrowing Tranche to which the Euro-Rate Option applies, an appropriate Interest Period for the proposed Revolving Credit Loans comprising such Borrowing Tranche.

     2.5  MAKING REVOLVING CREDIT LOANS.

     The Agent shall, promptly after receipt by it of a Loan Request pursuant to
Section 2.4, notify the Banks of its receipt of such Loan Request specifying:
(i) the proposed Borrowing Date and the time and method of disbursement of such Revolving Credit Loans; (ii) the amount and type of each such Revolving Credit Loan and the applicable Interest Period (if any); and (iii) the apportionment among the Banks of the Revolving Credit Loans as determined by the Agent in accordance with Section 2.2. Each Bank shall remit the principal amount of each Revolving Credit Loan to the Agent such that the Agent is able to, and the Agent shall, to the extent the Banks have made funds available to it for such purpose, fund such Revolving Credit Loans to the Borrowers in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m., Eastern time, on the Borrowing Date, PROVIDED that if any Bank fails to remit such funds to the Agent in a timely manner, the Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Bank on the Borrowing Date, and such Bank shall be subject to the repayment obligation in
Section 10.16.

     2.6  REVOLVING CREDIT NOTES.

     The Obligation of the Borrowers to repay the aggregate unpaid principal amount of the Revolving Credit Loans made by each Bank, together with interest thereon, shall be evidenced by a Revolving Credit Note dated the Closing Date payable to the order of such Bank in a face amount equal to the Revolving Credit Commitment of such Bank.

     2.7  USE OF PROCEEDS.

     The proceeds of the Revolving Credit Loans shall be used for the purpose of refinancing existing indebtedness and for general corporate purposes, including acquisitions permitted hereunder.

     2.8  LETTER OF CREDIT SUBFACILITY.

          2.8.1     ISSUANCE OF LETTERS OF CREDIT.

          Borrowers may request the issuance of a letter of credit (each a "LETTER OF CREDIT") on behalf of itself or another Loan Party by delivering to the Agent a completed application and agreement for letters of credit in such form as the Agent may specify from time to time by no later than 10:00 a.m., Eastern time, at least five (5) Business Days, or such shorter period as may be agreed to by the Agent, in advance of the proposed date of issuance. Subject to the terms and conditions hereof and in reliance on the agreements of the other Banks set forth in this Section 2.8, the Agent will issue a Letter of Credit provided that each Letter of Credit shall (A) have a maximum maturity of twelve
(12) months from the date of issuance, and (B) in no event expire later than one Business Day prior to the Expiration Date and providing that in no event shall
(i) the Letters of Credit Outstanding exceed, at any one time, $5,000,000 or
(ii) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments.

          2.8.2     PARTICIPATIONS.

          Immediately upon issuance of each Letter of Credit, and without further action, each Bank shall be deemed to, and hereby agrees that it shall, have irrevocably purchased for such Bank's own account and risk from the Agent an individual participation interest in such Letter of Credit and drawings thereunder in an amount equal to such Bank's Ratable Share of the maximum amount which is or at any time may become available to be drawn thereunder, and each such Bank shall be responsible to reimburse the Agent immediately for its Ratable Share of any disbursement under any Letter of Credit which has not been reimbursed by Borrowers in accordance with Section 2.8.4(i).

          2.8.3     LETTER OF CREDIT FEES.

          The Borrowers shall pay (i) to the Agent for the ratable account of the Banks a fee (the "LETTER OF CREDIT FEE") calculated on a per annum (365 or 366 days, as appropriate, and actual days elapsed) basis under the Pricing Grid, and (ii) to the Agent for its own account a fronting fee equal to 1/8% per annum, which fees shall be computed on the daily average Letters of Credit Outstanding and shall be payable quarterly in arrears commencing with the first Business Day of each calendar quarter following issuance of each Letter of Credit and on the Expiration Date. The Borrowers shall also pay to the Agent for the Agent's sole account the Agent's then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Agent may generally charge or incur from time to time in connection with the issuance, maintenance, modification (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

          2.8.4     DISBURSEMENTS, REIMBURSEMENT.

               (i) Borrowers shall be obligated immediately to reimburse Agent for all amounts which Agent is required to advance pursuant to the Letters of Credit (the "REIMBURSEMENT OBLIGATION"). Such amounts advanced shall become, at the time they are advanced, Revolving Credit Loans from the Banks, unless Borrowers discharge their Reimbursement Obligation before such amounts are advanced. Such Revolving Credit Loans shall bear interest at the rate applicable under the Base Rate Option unless the Borrowers elect to have a different Interest Rate Option apply to such Revolving Credit Loans pursuant to and in accordance with the provisions contained in Section 4.1.1.

               (ii) The Agent will notify the (A) Borrowers of each demand or presentment for payment or other drawing under each Letter of Credit, and (B) Banks of the amount required to be advanced pursuant to the Letters of Credit. Before 10:00 a.m., Eastern time, on the date of any advance the Agent is required to make pursuant to the Letters of Credit, each Bank shall make available such Bank's Ratable Share of such advance in immediately available funds to the Agent.

          2.8.5     DOCUMENTATION.

          Each Loan Party agrees to be bound by the terms of the Agent's application and agreement for Letters of Credit and the Agent's written regulations and customary practices relating to Letters of Credit, though such interpretation may be different from the such Loan Party's own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Agent shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party's instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

          2.8.6     DETERMINATIONS TO HONOR DRAWING REQUESTS.

          In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Agent shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

          2.8.7     NATURE OF PARTICIPATION AND REIMBURSEMENT OBLIGATIONS.

     The obligation of the Banks to participate in Letters of Credit pursuant to
Section 2.8.2 and the obligation of the Banks pursuant to Section 2.8.4(ii) to fund Revolving Credit Loans upon a draw under a Letter of Credit and the Obligations of the Borrowers to reimburse the Agent upon a draw under a Letter of Credit pursuant to Section 2.8.4(i) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of such sections under all circumstances, including the following circumstances:

               (i) the failure of any Loan Party or any other Person to comply with the conditions set forth in Sections 2.1, 2.4, 2.5 or 7.2 or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Revolving Credit Loan under Section 2.8.4;

               (ii) any lack of validity or enforceability of any Letter of Credit;

               (iii) the existence of any claim, set-off, defense or other right which any Loan Party or any Bank may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Agent or other bank or any other Person or, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);

               (iv) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

               (v) payment by the Agent under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

               (vi) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;

               (vii) any breach of this Agreement or any other Loan Document by any party thereto;

               (viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

               (ix) the fact that an Event of Default or a Potential Default shall have occurred and be continuing; or

               (x) the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated;

provided that none of the Banks nor any of the Loan Parties shall be precluded from bringing any separate action based on any circumstances described in clauses (ii) or (v) above.

          2.8.8     INDEMNITY.

          In addition to amounts payable as provided in Section 10.5, the Borrowers hereby agree to protect, indemnify, pay and save harmless the Agent from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Agent may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Agent as determined by a final judgment of a court of competent jurisdiction, (B) the payment by the Agent under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not substantially comply with the terms of such Letter of Credit, or (C) subject to the following clause (ii), the wrongful dishonor by the Agent of a proper demand for payment made under any Letter of Credit or (ii) the failure of the Agent to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called "GOVERNMENTAL ACTS").

          2.8.9     LIABILITY FOR ACTS AND OMISSIONS.

          As between any Loan Party and the Agent, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Agent shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;
(ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit (provided the beneficiary shall have substantially complied with such conditions); (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Agent, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the Agent's rights or powers hereunder.

          In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Agent under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good-faith, shall not put the Agent under any resulting liability to the Borrower.

          2.8.10    EXTENSION BY BANKS OF THE EXPIRATION DATE.

          Upon or promptly after delivery by the Loan Parties of the annual financial statements to be provided under Section 8.3.3 for the fiscal year ending March 31, 1997 or any subsequent fiscal year, the Borrowers may request a one-year extension of the Expiration Date by written notice to the Banks, and the Banks agree to respond to the Borrower request for an extension within sixty
(60) days following receipt of the request; provided, however, that all the Banks must consent to any extension of the Expiration Date and the failure of the Banks to respond within such time period shall not in any manner constitute an extension of the Expiration Date.

                                 3.  TERM LOANS

     3.1  TERM LOAN COMMITMENTS.

     Subject to the terms and conditions hereof, and relying upon the representations and warranties herein set forth, each Bank severally agrees to make a term loan (the "TERM LOAN") to the Borrowers on the Closing Date in such principal amount as the Borrowers shall request up to, but not exceeding such Bank's Term Loan Commitment.

     3.2  NATURE OF BANKS' OBLIGATIONS WITH RESPECT TO TERM LOANS.

     The obligations of each Bank to make Term Loans to the Borrowers shall be in the proportion that such Bank's Term Loan Commitment bears to the Term Loan Commitments of all Banks to the Borrower, but each Bank's Term Loan to the Borrowers shall never exceed its Term Loan Commitment. The failure of any Bank to make a Term Loan shall not relieve any other Bank of its obligations to make a Term Loan nor shall it impose any additional liability on any other Bank hereunder. The Banks shall have no obligation to make Term Loans hereunder after the Closing Date. The Term Loan Commitments are not revolving credit commitments, and the Borrowers shall not have the right to borrow, repay and reborrow under Section 2.1.

     3.3  TERM LOAN NOTES.

     The Obligation of the Borrowers to repay the unpaid principal amount of the Term Loans made by each Bank, together with interest thereon, shall be evidenced by a Term Note dated the Closing Date payable to the order of each Bank in a face amount equal to the Term Loan of such Bank. The principal amount as provided therein of the Term Notes shall be payable quarterly on the first day of each calendar quarter after the Closing Date and ending on July 1, 2001. The aggregate amount of each of the first 19 quarterly principal payment on the Term Notes shall be $1,250,000; the aggregate amount of the 20th and final quarterly principal payment shall be $11,250,000 (or such lesser amount as may be necessary to repay the outstanding principal of the Term Notes in full).

     3.4  USE OF PROCEEDS.

     The proceeds of the Term Loans shall be used for the purpose of refinancing existing senior and mezzanine indebtedness of the Borrowers.

                               4.  INTEREST RATES

     4.1  INTEREST RATE OPTIONS.

     The Borrowers shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or Euro-Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrowers may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche, PROVIDED that there shall not be at any one time outstanding more than five (5) Borrowing Tranches in the aggregate among all of the Loans. If at any time the designated rate applicable to any Loan made by any Bank exceeds such Bank's highest lawful rate, the rate of interest on such Bank's Loan shall be limited to such Bank's highest lawful rate.

          4.1.1     REVOLVING CREDIT INTEREST RATE OPTIONS.

          The Borrowers shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:

               (i) REVOLVING CREDIT BASE RATE OPTION: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the applicable number of basis points calculated under the Pricing Grid, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

               (ii) REVOLVING CREDIT EURO-RATE OPTION: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Euro-Rate plus the applicable number of basis points calculated under the Pricing Grid.

          4.1.2     TERM LOAN INTEREST RATE OPTIONS.

     The Borrowers shall have the right to select from the following Interest Rate Options applicable to the Term Loans:

                    (i) TERM LOAN BASE RATE OPTION: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the applicable number of basis points calculated under the Pricing Grid, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

               (ii) TERM LOAN EURO-RATE OPTION: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Euro-Rate plus the applicable number of basis points calculated under the Pricing Grid.

          4.1.3     RATE QUOTATIONS.

          The Borrowers may call the Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Agent or the Banks nor affect the rate of interest which thereafter is actually in effect when the election is made.

     4.2  INTEREST PERIODS.

     At any time when the Borrowers shall select, convert to or renew a Euro-Rate Option, the Borrowers shall notify the Agent thereof at least three (3) Business Days prior to the effective date of such Euro-Rate Option by delivering a Loan Request. The notice shall specify an interest period (the "INTEREST PERIOD") during which such Interest Rate Option shall apply, such Interest Period to be one, two, three or six Months in the event of a Euro-Rate Option, PROVIDED, that:

          4.2.1     ENDING DATE AND BUSINESS DAY.

          any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day;

          4.2.2     AMOUNT OF BORROWING TRANCHE.

          each Borrowing Tranche of Euro-Rate Loans shall be in integral multiples of $500,000 and not less than $1,000,000;


          4.2.3     TERMINATION BEFORE EXPIRATION DATE.

          the Borrowers shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date with respect to Euro-Rate Revolving Loans or beyond July 1, 2001 with respect to Euro-Rate Term Loans; and

          4.2.4     RENEWALS.

          in the case of the renewal of a Euro-Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

     4.3  INTEREST AFTER DEFAULT.

     To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived:

          4.3.1     LETTER OF CREDIT FEES, INTEREST RATE.

          the Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to the Pricing Grid shall be increased by 2.0% per annum; and

          4.3.2     OTHER OBLIGATIONS.

          each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Revolving Credit Base Rate Option plus an additional 2.0% per annum from the time such Obligation becomes due and payable and until it is paid in full.

          4.3.3     ACKNOWLEDGMENT.

          The Borrowers acknowledge that such increased rates reflect, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Banks are entitled to additional compensation for such risk; and, all such interest shall be payable by Borrowers upon demand by Agent.

     4.4  EURO-RATE UNASCERTAINABLE.

          4.4.1     UNASCERTAINABLE.

          If on any date on which a Euro-Rate would otherwise be determined, the Agent shall have determined that:

               (i) adequate and reasonable means do not exist for ascertaining such Euro-Rate, or

               (ii) a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the Euro-Rate, the Agent shall have the rights specified in Section 4.4.3.

          4.4.2     ILLEGALITY; INCREASED COSTS; DEPOSITS NOT AVAILABLE.

          If at any time any Bank shall have determined that:

               (i) the making, maintenance or funding of any Loan to which a Euro-Rate Option applies has been made impracticable or unlawful by compliance by such Bank in good-faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

               (ii) such Euro-Rate Option will not adequately and fairly reflect the cost to such Bank of the establishment or maintenance of any such Loan, or

               (iii) after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan to which a Euro-Rate Option applies are not available to such Bank with respect to such Loan in the London interbank market, then the Agent shall have the rights specified in Section 4.4.3.

          4.4.3     AGENT'S AND BANKS' RIGHTS.

          In the case of any event specified in subsection 4.4.1 above, the Agent shall promptly so notify the Banks and the Borrowers thereof, and in the case of an event specified in subsection 4.4.2 above, such Bank shall promptly so notify the Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Agent shall promptly send copies of such notice and certificate to the other Banks and the Borrowers. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Banks, in the case of such notice given by the Agent, or (B) such Bank, in the case of such notice given by such Bank, to allow the Borrowers to select, convert to or renew a Euro-Rate Option shall be suspended until the Agent shall have later notified the Borrowers, or such Bank shall have later notified the Agent, of the Agent's or such Bank's, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Agent makes a determination under subsection 4.4.1 of this Section
4.4 and the Borrowers have previously notified the Agent of their selection of, conversion to or renewal of a Euro-Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If any Bank notifies the Agent of a determination under subsection 4.4.2 of this Section 4.4, the Borrowers shall, subject to the Borrowers' indemnification Obligations under Section 5.6.2, as to any Loan of the Bank to which a Euro-Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with
Section 5.4. Absent due notice from the Borrowers of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

     4.5  SELECTION OF INTEREST RATE OPTIONS.

     If the Borrowers fail to select a new Interest Period to apply to any Borrowing Tranche of Euro-Rate Loans at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of
Section 4.1, the Borrowers shall be deemed to have converted such Borrowing Tranche to the Revolving Credit Base Rate Option or Term Loan Base Rate Option, as applicable, commencing upon the last day of the existing Interest Period.


                                  5.  PAYMENTS

     5.1  PAYMENTS.

     All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Agent's Fee or other fees or amounts due from the Borrowers hereunder shall be payable prior to 11:00 a.m., Eastern time, on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Agent at the Principal Office for the ratable accounts of the Banks with respect to the Loans in U.S. Dollars and in immediately available funds, and the Agent shall promptly distribute such amounts to the Banks in immediately available funds, PROVIDED that in the event payments are received by 11:00 a.m., Eastern time, by the Agent with respect to the Loans and such payments are not distributed to the Banks on the same day received by the Agent, the Agent shall pay the Banks the Federal Funds Effective Rate with respect to the amount of such payments for each day held by the Agent and not distributed to the Banks. The Agent's and each Bank's statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an "account stated."

     5.2  PRO RATA TREATMENT OF BANKS.

     Each borrowing shall be allocated to each Bank according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrowers with respect to principal, interest, Commitment Fees, Letter of Credit Fees, or other fees (except for the Agent's Fee) or amounts due from the Borrowers hereunder to the Banks with respect to the Loans, shall (except as provided in Section 4.4.2 [Illegality; Increased Costs; Deposits not Available] in the case of an event specified in Section 4.4, 4.4.1 [Euro-Rate Unascertainable], 5.4 [Voluntary Prepayments] or 5.6.1 [Additional Compensation in Certain Circumstances]) be made in proportion to the applicable Loans outstanding from each Bank and, if no such Loans are then outstanding, in proportion to the Ratable Share of each Bank.

     5.3  INTEREST PAYMENT DATES.

     Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on the first Business Day of each calendar quarter after the date hereof and on the date such Loans are repaid in full. Interest on Loans to which the Euro-Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) months, also on the last day of every third month during such Interest Period. Interest on mandatory prepayments of principal under Section 5.5 shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated maturity date, upon acceleration or otherwise).

     5.4  VOLUNTARY PREPAYMENTS AND COMMITMENT REDUCTIONS.

          5.4.1     RIGHT TO PREPAY.

          The Borrowers shall have the right at their option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in subsection 5.4.2 below or in Section 5.6):

               (i) at any time with respect to any Loan to which the Base Rate Option applies,

               (ii) on the last day of the applicable Interest Period with respect to Loans to which a Euro-Rate Option applies,

               (iii)  on the date specified in a notice by any Bank pursuant to
Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available] with respect to any Loan to which a Euro-Rate Option applies.

          Whenever the Borrowers desire to prepay any part of the Loans, they shall provide a prepayment notice to the Agent on or before the date of prepayment of Loans setting forth the following information:

          (x) the date, which shall be a Business Day, on which the proposed prepayment is to be made;

          (y) a statement indicating the application of the prepayment between the Revolving Credit Loans and Term Loans; and

          (z) the total principal amount of such prepayment, which shall not be less than $1,000,000 for the Term Loans or less than $250,000 for the Revolving Credit Loans.

          All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. All Term Loan prepayments permitted pursuant to this Section 5.4 shall be applied to the unpaid installments of principal of the Term Loans in the inverse order of scheduled maturities. Except as provided in Section 4.3.3, if the Borrowers prepay a Loan but fail to specify the applicable Borrowing Tranche which the Borrowers are prepaying, the prepayment shall be applied (i) first to Revolving Credit Loans and then to Term Loans; and (ii) after giving effect to the allocations in clause (i) above and in the preceding sentence, first to Loans to which the Base Rate Option applies, then to Loans to which the Euro-Rate Option applies. Any prepayment hereunder shall be subject to the Borrower's Obligation to indemnify the Banks under Section 5.6.2.

          5.4.2     REPLACEMENT OF A BANK.

     In the event any Bank (i) gives notice under Section 4.4.2 or Section 5.6,
(ii) does not fund Revolving Credit Loans because the making of such Loans would contravene any Law applicable to such Bank, (iii) does not approve any action as to which consent of the Required Banks is requested by the Borrowers and obtained hereunder, or (iv) becomes subject to the control of an Official Body (other than normal and customary supervision), then the Borrowers shall have the right at their option, with the consent of the Agent, which shall not be unreasonably withheld, to prepay the Loans of such Bank in whole, together with all interest accrued thereon, and terminate such Bank's Commitment within ninety
(90) days after (w) receipt of such Bank's notice under Section 4.4.2 or 5.6.1,
(x) the date such Bank has failed to fund Revolving Credit Loans because the making of such Loans would contravene Law applicable to such Bank, (y) the date of obtaining the consent which such Bank has not approved, or (z) the date such Bank became subject to the control of an Official Body, as applicable; PROVIDED that the Borrowers shall also pay to such Bank at the time of such prepayment any amounts required under Section 5.6 and any accrued interest due on such amount and any related fees; PROVIDED, however, that the Commitment and any Term Loan of such Bank shall be provided by one or more of the remaining Banks or a replacement bank acceptable to the Agent; PROVIDED, further, the remaining Banks shall have no obligation hereunder to increase their Commitments. Notwithstanding the foregoing, the Agent may only be replaced subject to the requirements of Section 10.14 and PROVIDED that all Letters of Credit have expired, been terminated or replaced or cash collateral or backup letters of credit shall have been deposited.

          5.4.3     RIGHT TO REDUCE COMMITMENTS.

          The Borrowers shall have the right at their option from time to time to reduce permanently the Revolving Credit Commitments upon at least one Business Day's advance notice to the Agent. Each such permanent reduction shall be in the minimum amount of $1,000,000 and shall reduce the Revolving Credit Commitment of each Bank in proportion to its Ratable Share. Upon the effective date of each permanent reduction in the Revolving Credit Commitments, the Borrowers shall also prepay, with interest and with any additional compensation required under Section 5.6.2, the amount (if any) by which the Revolving Facility Usage at the time of the reduction exceeds the amount of the Revolving Commitments as reduced.

     5.5  MANDATORY PREPAYMENTS.

          5.5.1     THE IPO.

          Within five (5) Business Days of the Guarantor's receipt of the proceeds of the IPO, the Guarantor shall make a capital contribution to the Company in the amount of not less than $15,000,000, which the Company in turn shall use to make a mandatory prepayment of principal on the Loans in the same amount, together with accrued interest on such principal amount.

          5.5.2     SALE OF ASSETS.

          Within five (5) Business Days of any sale of assets authorized by
Section 8.2.7(v), the Borrowers shall make a mandatory prepayment of principal on the Loans equal to the after-tax proceeds of such sale (as estimated in good-faith by the Borrowers), together with accrued interest on such principal amount.

          5.5.3     ISSUANCE OF DEBT.

          Within five (5) Business Days of the issuance of any Indebtedness, other than PIK Subordinated Indebtedness, by any Loan Party, the Borrowers shall make a mandatory prepayment of principal on the Loans equal to 100% of the proceeds (net of the reasonable fees and expenses incurred by the issuer) of the Indebtedness, together with any accrued interest on such principal amount.

          5.5.4     [RESERVED]

          5.5.5     APPLICATION AMONG TYPES OF LOANS.

          The prepayment required under Section 5.5.1 shall first be applied to the payment in full of the principal amount of the Revolving Credit Loans by application to the unpaid principal balance and then to the payment in full of the principal amount of the Term Loans by application to the unpaid installments of principal in reverse order of scheduled maturities. All other prepayments required pursuant to this Section 5.5 shall first be applied to the payment in full of the principal amount of the Term Loans by application to the unpaid installments of the principal in reverse order of scheduled maturities and then to the permanent reduction of the Revolving Credit Commitments.

          5.5.6     APPLICATION AMONG INTEREST RATE OPTIONS.

          All prepayments required pursuant to this Section 5.5 shall first be applied among the Interest Rate Options to the principal amount of the Loans subject to a Base Rate Option, then to Loans subject to the Euro-Rate Option. In accordance with Section 5.6.2, the Borrowers shall indemnify the Banks for any loss or expense, including loss of margin, actually incurred with respect to any such prepayments applied against Loans subject to a Euro-Rate Option on any day other than the last day of the applicable Interest Period.

     5.6  ADDITIONAL COMPENSATION IN CERTAIN CIRCUMSTANCES.

          5.6.1 INCREASED COSTS OR REDUCED RETURN RESULTING FROM TAXES, RESERVES, CAPITAL ADEQUACY REQUIREMENTS, EXPENSES, ETC.

          If any Law, guideline or interpretation or any change in any Law, guideline or interpretation or application thereof by any Official Body charged with the interpretation or administration thereof or compliance with any request or directive (whether or not having the force of Law) of any central bank or other Official Body:

               (i) subjects any Bank to any tax or changes the basis of taxation with respect to this Agreement, the Notes, the Loans or payments by the Borrowers of principal, interest, Commitment Fees, or other amounts due from the Borrowers hereunder or under the Notes (except for taxes on the overall net income of such Bank),

               (ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, or assets (funded or contingent) of, deposits with or for the account of, or other acquisitions of funds by, any Bank, or

               (iii) imposes, modifies or deems applicable any capital adequacy or similar requirement (A) against assets (funded or contingent) of, or letters of credit, other credits or commitments to extend credit extended by, any Bank, or (B) otherwise applicable to the obligations of any Bank under this Agreement, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon any Bank with respect to this Agreement, the Notes or the making, maintenance or funding of any part of the Loans (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on any Bank's capital, taking into consideration such Bank's customary policies with respect to capital adequacy) by an amount which such Bank in its sole discretion deems to be material, such Bank shall from time to time notify the Borrowers and the Agent of the amount determined in good-faith (using any averaging and attribution methods employed in good-faith) by such Bank to be necessary to compensate such Bank for such increase in cost, reduction of income or additional expense (to the extent not reflected in the determination of Base
Rate). Such notice shall set forth in reasonable detail the basis for such determination.

Such amount shall be due and payable by the Borrowers to such Bank ten (10) Business Days after such notice is given.

          5.6.2     INDEMNITY.

          In addition to the compensation required by subsection 5.6.1 of this
Section 5.6, the Borrowers shall indemnify each Bank against all liabilities, losses or expenses (including loss of margin, any loss or expense incurred in liquidating or employing deposits from third parties and any loss or expense incurred in connection with funds acquired by a Bank to fund or maintain Loans subject to the Euro-Rate Option) which such Bank actually sustains or incurs as a consequence of any

               (i) payment, prepayment, conversion or renewal of any Loan to which the Euro-Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),

               (ii) attempt by the Borrowers to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any notice relating to Loan Requests under Section 2.4 or Section 4.2 or prepayments under Section 5.4, or

               (iii) default by the Borrowers in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrowers to pay when due (by acceleration or otherwise) any principal, interest, Commitment Fee or any other amount due hereunder.

          If any Bank actually sustains or incurs any such loss or expense, it shall from time to time notify the Borrowers of the amount determined in good-faith by such Bank (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Bank shall deem reasonable) to be necessary to indemnify such Bank for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrowers to such Bank ten (10) Business Days after such notice is given.

                       6.  REPRESENTATIONS AND WARRANTIES

     6.1  REPRESENTATIONS AND WARRANTIES.

     The Loan Parties, jointly and severally, represent and warrant to the Agent and each of the Banks as follows:

          6.1.1     ORGANIZATION AND QUALIFICATION.

          Each Loan Party and each Subsidiary of each Loan Party is a corporation or partnership, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Loan Party and each Subsidiary of each Loan Party has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct. Each Loan Party and each Subsidiary of each Loan Party is duly licensed or qualified and in good standing in each jurisdiction listed on
SCHEDULE 6.1.1 and in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary.

          6.1.2     CAPITALIZATION AND OWNERSHIP.

          SCHEDULE 6.1.2 states, as of the Closing Date, the authorized capital stock of the Guarantor, the issued and outstanding shares (referred to herein as the "SHARES") of such stock, and the owners thereof. All of the Shares have been validly issued and are fully paid and nonassessable. There are no options, warrants or other rights outstanding to purchase any such Shares except as indicated on SCHEDULE 6.1.2.

          6.1.3     SUBSIDIARIES.

          SCHEDULE 6.1.3 states, as of the Closing Date, the name of each of the Guarantor's Subsidiaries, its jurisdiction of incorporation, its authorized capital stock, the issued and outstanding shares (referred to herein as the "SUBSIDIARY SHARES") and the owners thereof if it is a corporation and its outstanding partnership interests (the "PARTNERSHIP INTEREST") if it is a partnership. The Guarantor and each Subsidiary of the Guarantor has good and marketable title to all of the Subsidiary Shares and Partnership Interests it purports to own, free and clear in each case of any Lien. All Subsidiary Shares and Partnership Interests have been validly issued, and all Subsidiary Shares are fully paid and nonassessable. All capital contributions and other consideration required to be made or paid in connection with the issuance of the Partnership Interests have been made or paid, as the case may be. There are no options, warrants or other rights outstanding to purchase any such Subsidiary Shares or Partnership Interests except as indicated on SCHEDULE 6.1.3.

          6.1.4     POWER AND AUTHORITY.

          Each Loan Party has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the

Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

          6.1.5     VALIDITY AND BINDING EFFECT.

          This Agreement has been duly and validly executed and delivered by each Loan Party, and each other Loan Document which any Loan Party is required to execute and deliver on or after the date hereof will have been duly executed and delivered by such Loan Party on the required date of delivery of such Loan Document. This Agreement and each other Loan Document constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto on and after its date of delivery thereof, enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability of any of such Loan Document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors' rights generally or limiting the right of specific performance.

          6.1.6     NO CONFLICT.

          Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws or other organizational documents of any Loan Party or (ii) any Law or of any material agreement, instrument, order, writ, judgment, injunction or decree to which any Loan Party is a party or by which it is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party (other than Liens granted under the Loan Documents).

          6.1.7     LITIGATION.

          There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Subsidiary of such Loan Party at law or equity before any Official Body which individually or in the aggregate may result in any Material Adverse Change.
None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which may result in any Material Adverse Change.

          6.1.8     TITLE TO PROPERTIES.

          The real property owned or leased by each Loan Party and each Subsidiary of each Loan Party is described on SCHEDULE 6.1.8. Each Loan Party and each Subsidiary of each Loan Party has good and marketable title to or valid leasehold interests in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens, and subject to the terms and conditions of the applicable leases. All leases of property are in full force and effect without the necessity for any consent which has not previously been obtained upon consummation of the transactions contemplated hereby.

          6.1.9     FINANCIAL STATEMENTS.

               (i) HISTORICAL STATEMENTS. The Loan Parties have delivered to the Agent copies of their audited consolidated and unaudited consolidating year-end financial statements for and as of the end of the fiscal year ended March 31, 1996 (the "ANNUAL STATEMENTS"). In addition, the Loan Parties have delivered to the Agent copies of their unaudited consolidated and consolidating interim financial statements for the months of April and May, 1996 (the "INTERIM STATEMENTS") (the Annual and Interim Statements being collectively referred to as the "HISTORICAL STATEMENTS"). The Historical Statements were compiled from the books and records maintained by the Loan Parties' management, are correct and complete and present fairly in all material respects the financial condition of the Loan Parties as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the Interim Statements) to normal year-end audit adjustments and the absence of footnotes.

               (ii) FINANCIAL PROJECTIONS. The Loan Parties have delivered to the Agent financial projections of the Loan Parties for the fiscal year ending March 31, 1997, derived from various assumptions of the Loan Parties' management (the "FINANCIAL PROJECTIONS"). The Financial Projections represent a reasonable range of possible results in light of the history of the business, present and foreseeable conditions and the intentions of the Loan Parties' management. The Financial Projections accurately reflect the liabilities of the Loan Parties upon consummation of the transactions contemplated hereby as of the Closing Date.

               (iii) ACCURACY OF FINANCIAL STATEMENTS. None of the Loan Parties has any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Historical Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Guarantor or any Subsidiary of the Guarantor which may cause a Material Adverse Change. Since March 31, 1996, no Material Adverse Change has occurred.

          6.1.10    MARGIN STOCK.

          None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund Indebtedness originally incurred for such purpose, or for any purpose which entails a violation of or which is inconsistent with the provisions of Regulation U of the Board of Governors of the Federal Reserve System. None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.

          6.1.11    FULL DISCLOSURE.

          Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Agent or any Bank in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. On the Closing Date, there is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of any Loan Party or Subsidiary of any Loan Party which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Agent and the Banks prior to or at the date hereof in connection with the transactions contemplated hereby.

          6.1.12    TAXES.

          All federal, state, local and other tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made. Other than extensions of tax return filing deadlines for which the Loan Parties have applied in the ordinary course of business, there are no agreements or waivers extending the statutory period of limitations applicable to any federal income tax return of any Loan Party or Subsidiary of any Loan Party for any period.

          6.1.13    CONSENTS AND APPROVALS.

          No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents by any Loan Party, except as listed on SCHEDULE 6.1.13, all of which shall have been obtained or made on or prior to the Closing Date except as otherwise indicated on SCHEDULE 6.1.13.

          6.1.14    NO EVENT OF DEFAULT; COMPLIANCE WITH INSTRUMENTS.

          No event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings to be made on the Closing Date under the Loan Documents which constitutes an Event of Default or Potential Default. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of (i) any term of its certificate of incorporation, bylaws, or other organizational documents or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation would constitute a Material Adverse Change.

          6.1.15    PATENTS, TRADEMARKS, COPYRIGHTS, LICENSES, ETC.

          Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without known conflict with the rights of others.

          6.1.16    [RESERVED]

          6.1.17    [RESERVED]

          6.1.18    [RESERVED]

          6.1.19    INSURANCE.

          All insurance policies and other bonds to which any Loan Party or Subsidiary of any Loan Party is a party are valid and in full force and effect. No notice has been given or claim made and no grounds exist to cancel or avoid any of such policies or bonds or to reduce the coverage provided thereby. Such policies and bonds provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each Loan Party and each Subsidiary of each Loan Party in accordance with prudent business practice in the industry of the Loan Parties and their Subsidiaries.

          6.1.20    COMPLIANCE WITH LAWS.

          The Loan Parties and their Subsidiaries are in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in subsection 6.1.25) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party does business except where the failure to so comply would not constitute a Material Adverse Change.

          6.1.21    MATERIAL CONTRACTS.

          All material contracts relating to the business operations of each Loan Party and each Subsidiary of any Loan Party, including all employee benefit plans and Labor Contracts are valid, binding and enforceable upon such Loan Party or Subsidiary and each of the other parties thereto in accordance with their respective terms, and there is no default thereunder, to the Loan Parties' knowledge, with respect to parties other than such Loan Party or Subsidiary which could result in a Material Adverse Change.

          6.1.22    INVESTMENT COMPANIES.

          None of the Loan Parties or any Subsidiaries of any Loan Party is an "investment company" registered or required to be registered under the Investment Company Act of 1940 or under the "control" of an "investment company" as such terms are defined in the Investment Company Act of 1940 and shall not become such an "investment company" or under such "control."

          6.1.23    PLANS AND BENEFIT ARRANGEMENTS.

          Except as set forth on SCHEDULE 6.1.23:

               (i) The Guarantor and each member of the ERISA Group are in compliance in all material respects with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans and Multiemployer Plans. There has been no

Prohibited Transaction with respect to any Benefit Arrangement or any Plan or, to the knowledge of the Borrower, with respect to any Multiemployer Plan or Multiple Employer Plan, which could result in any material liability of the Guarantor or any other member of the ERISA Group. The Guarantor and all members of the ERISA Group have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto. With respect to each Plan and Multiemployer Plan, the Guarantor and each member of the ERISA Group (i) have fulfilled in all material respects their obligations under the minimum funding standards of ERISA, (ii) have not incurred any liability to the PBGC, and (iii) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA.

               (ii) To the Borrower's knowledge, each Multiemployer Plan and Multiple Employer Plan is able to pay benefits thereunder when due.

               (iii) Neither the Guarantor nor any other member of the ERISA Group has instituted or intends to institute proceedings to terminate any Plan.

          No event requiring notice to the PBGC under Section 302(f)(4)(A) of ERISA has occurred or is reasonably expected to occur with respect to any Plan, and no amendment with respect to which security is required under Section 307 of ERISA has been made or is reasonably expected to be made to any Plan.

               (iv) The aggregate actuarial present value of accumulated benefit obligations (as per Financial Accounting Standards Board Opinion No. 87) under each Plan, as disclosed in, and as of the date of, the most recent actuarial report for such Plan, does not exceed the aggregate fair market value of the assets of such Plan.

               (v) Neither the Guarantor nor any other member of the ERISA Group has incurred or reasonably expects to incur any material withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Guarantor nor any other member of the ERISA Group has been notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA and, to the knowledge of the Borrower, no Multiemployer Plan or Multiple Employer Plan is reasonably expected to be reorganized or terminated, within the meaning of Title IV of ERISA.

               (vi) To the extent that any Benefit Arrangement is insured, the Guarantor and all members of the ERISA Group have paid when due all premiums required to be paid for all periods through the Closing Date. To the extent that any Benefit

Arrangement is funded other than with insurance, the Guarantor and all members of the ERISA Group have made when due all contributions required to be paid for all periods through the Closing Date.

               (vii) All Plans, Benefit Arrangements and to the knowledge of the Borrower Multiemployer Plans have been administered in all material respects in accordance with their terms and the applicable provisions of ERISA.

          6.1.24    EMPLOYMENT MATTERS.

          Each of the Loan Parties is in compliance with the Labor Contracts and all applicable federal, state and local labor and employment Laws including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, where the failure to comply would constitute a Material Adverse Change. There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any of the Loan Parties which in any case would constitute a Material Adverse Change.

          6.1.25    ENVIRONMENTAL MATTERS.

          Except as disclosed on SCHEDULE 6.1.25 and except as is not reasonably likely to constitute or result in a Material Adverse Change:

               (i) None of the Loan Parties or any Subsidiaries of any Loan Party has received any Environmental Complaint from any Official Body or private Person alleging that such Loan Party or Subsidiary or, with respect to the Property, any prior or subsequent owner of the Property is a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, ET SEQ., and none of the Loan Parties has any reason to believe that such an Environmental Complaint is reasonably likely to be received. There are no pending or, to any Loan Party's knowledge, threatened Environmental Complaints relating to any Loan Party or Subsidiary of any Loan Party or, to any Loan Party's knowledge with respect to the Property, any prior or subsequent owner of the Property pertaining to, or arising out of, any Environmental Conditions.

               (ii) There are no circumstances at, on or under the Property that constitute a breach of or non-compliance with any of the Environmental Laws, and there are no Environmental Conditions at, on or under the Property or, to the knowledge of any officer of the Guarantor, at, on or under adjacent property, that prevent compliance with the Environmental Laws at the Property.

               (iii) Neither the Property nor any structures, improvements, equipment, fixtures, activities or facilities thereon or thereunder contain or use Regulated Substances except in compliance with Environmental Laws. There are no processes, facilities, operations, equipment or any other activities at, on or under the Property, or, to the knowledge of any officer of the Guarantor, at, on or under adjacent property, that currently result in the release or threatened release of Regulated Substances onto the Property, except to the extent that such releases or threatened releases are not a breach of or otherwise not a violation of the Environmental Laws or are not likely to result in a Material Adverse Change.

               (iv) Each Loan Party and each Subsidiary of any Loan Party has all permits, licenses, authorizations, plans and approvals necessary under the Environmental Laws for the conduct of the business of such Loan Party and Subsidiary as presently conducted. Each Loan Party and each Subsidiary of any Loan Party has submitted all notices, reports and other filings required by the Environmental Laws to be submitted to an Official Body which pertain to past and current operations on the Property.

               (v) All past and present on-site generation, storage, processing, treatment, recycling, reclamation, disposal or other use or management of Regulated Substances at, on, or under the Property and all off-site transportation, storage, processing, treatment, recycling, reclamation, disposal or other use or management of Regulated Substances has been done by the Loan Parties in accordance with the Environmental Laws.

          6.1.26    SENIOR DEBT STATUS.

          The Obligations of each Loan Party under this Agreement, the Notes, the Guaranty Agreement and each of the other Loan Documents to which it is a party do rank and will rank at least PARI PASSU in priority of payment with all other Indebtedness of such Loan Party except Indebtedness of such Loan Party to the extent secured by Permitted Liens. There is no Lien upon or with respect to any of the properties or income of any Loan Party or Subsidiary of any Loan Party which secures indebtedness or other obligations of any Person except for Permitted Liens.

     6.2  UPDATES TO SCHEDULES.

          Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, the Loan Parties shall promptly provide the Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same; PROVIDED, however, that no Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Required Banks, in their sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule.

                            7.  CONDITIONS OF LENDING

          The obligation of each Bank to make Loans and of the Agent to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

     7.1  FIRST LOANS.

     On the Closing Date:

          7.1.1     OFFICER'S CERTIFICATE.

          The representations and warranties of each of the Loan Parties contained in Article 6 shall be true and accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and each of the Loan Parties shall have performed and complied with all covenants and conditions hereof, no Event of Default or Potential Default under this Agreement shall have occurred and be continuing or shall exist; and there shall be delivered to the Agent for the benefit of each Bank a certificate of each of the Loan Parties, dated the Closing Date and signed by the Chief Executive Officer, President or Chief Financial Officer of each of the Loan Parties, to each such effect.

          7.1.2     SECRETARY'S CERTIFICATE.

          There shall be delivered to the Agent for the benefit of each Bank a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to:

               (i) all action taken by each Loan Party in connection with this Agreement and the other Loan Documents;

               (ii) the names of the officer or officers authorized to sign this Agreement and the other Loan Documents and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of each Loan Party for purposes of this Agreement and the true signatures of such officers, on which the Agent and each Bank may conclusively rely; and

               (iii) copies of its organizational documents, including its certificate of incorporation and bylaws as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of each Loan Party in each state where organized or qualified to do business.

          7.1.3     DELIVERY OF LOAN DOCUMENTS.

          The Guaranty Agreement and the Notes shall have been duly executed and delivered to the Agent for the benefit of the Banks.


          7.1.4     OPINION OF COUNSEL.

          There shall be delivered to the Agent for the benefit of each Bank a written opinion of Ballard Spahr Andrews & Ingersoll, counsel for the Loan Parties (who may rely on the opinions of such other counsel as may be acceptable to the Agent), dated the Closing Date and in form and substance satisfactory to the Agent and its counsel:

               (i)    as to the matters set forth in EXHIBIT 7.1.4; and

               (ii) as to such other matters incident to the transactions contemplated herein as the Agent may reasonably request.

          7.1.5     LEGAL DETAILS.

          All legal details and proceedings in connection with the transactions contemplated by the Agreement and the other Loan Documents shall be in form and substance satisfactory to the Agent and counsel for the Agent, and the Agent shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Agent and said counsel, as the Agent or said counsel may reasonably request.

          7.1.6     PAYMENT OF FEES.

          The Borrowers shall pay or cause to be paid to the Agent for itself and for the account of the Banks, to the extent not previously paid, all commitment and other fees accrued through the Closing Date and the costs and expenses for which the Agent and the Banks are entitled to be reimbursed.

          7.1.7     [RESERVED]

          7.1.8     [RESERVED]

          7.1.9     CONSENTS.

          All material consents required to effectuate the transactions contemplated hereby as set forth on SCHEDULE 6.1.13 shall have been obtained.

          7.1.10    OFFICER'S CERTIFICATE REGARDING MACS.

          Since March 31, 1996, no Material Adverse Change in any Loan Party or Subsidiary of any Loan Party shall have occurred; and there shall be delivered to the Agent for the benefit of each Bank a certificate dated the Closing Date and signed by the Chief Executive Officer, President or Chief Financial Officer of each Loan Party to such effect.

          7.1.11    NO VIOLATION OF LAWS.

          The making of the Loans shall not contravene any Law applicable to any Loan Party or any of the Banks.

          7.1.12    NO ACTIONS OR PROCEEDINGS.

          No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of this Agreement or the consummation of the transactions contemplated hereby or which, in the Agent's sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

          7.1.13    INSURANCE POLICIES; CERTIFICATES OF INSURANCE; ENDORSEMENTS.


          The Loan Parties shall deliver evidence acceptable to the Agent that adequate insurance in compliance with Section 8.1.3 is in full force and effect and that all premiums then due thereon have been paid, together with a certified copy of each Loan Party's casualty insurance policy or policies evidencing coverage satisfactory to the Agent, with an additional insured, special endorsement attached thereto in form and substance satisfactory to the Agent and its counsel naming the Agent as additional insured.

          7.1.14    [RESERVED].

          7.1.15    [RESERVED].

          7.1.16    [RESERVED].

          7.1.17    CANCELLATION OF EXISTING SENIOR AND MEZZANINE INDEBTEDNESS.

          The Loan Parties shall have delivered to the Agent payoff statements from The CIT Group/Business Credit, Inc., for itself and as agent for other lenders (collectively ("CIT") and World Subordinated Debt Partners, L.P. ("CITICORP MEZZANINE") evidencing the fact that upon disbursement of the initial Loans to CIT and Citicorp Mezzanine, respectively, the Loan Parties' existing Indebtedness to those two lenders will have been repaid in full. The Loan Parties shall also have delivered to the Agent from CIT UCC-3 termination statements, mortgage satisfaction pieces and CIT's agreement to take all action necessary to terminate its existing liens and security interests in the assets of the Loan Parties.

          7.1.18    OTHER CREDIT DOCUMENTS.

          The Loan Parties shall have delivered to the Agent, copies of all documents evidencing or securing any of their Indebtedness that will remain outstanding after the Closing Date. The terms of all such Indebtedness shall be satisfactory to the Agent in all respects.

     7.2  EACH ADDITIONAL LOAN.

     At the time of making any Loans or issuing any Letters of Credit other than Loans made or Letters of Credit issued on the Closing Date hereunder and after giving effect to the proposed borrowings: the representations and warranties of the Loan Parties contained in Article 6 shall be true on and as of the date of such additional Loan or Letter of Credit with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein) and the Loan Parties shall have performed and complied with all covenants and conditions hereof; no Event of Default or Potential Default shall have occurred and be continuing or shall exist; the making of the Loans or issuance of such Letter of Credit shall not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Banks; and the Borrowers shall have delivered to the Agent a duly executed and completed Loan Request or application for a Letter of Credit as the case may be.

                                  8.  COVENANTS

     8.1  AFFIRMATIVE COVENANTS.

     The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties' other Obligations under the Loan Documents and termination of the Revolving Credit Commitments, the Loan Parties shall comply at all times with the following affirmative covenants:

          8.1.1     PRESERVATION OF EXISTENCE, ETC.

          Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain its corporate existence and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary.

          8.1.2     PAYMENT OF LIABILITIES, INCLUDING TAXES, ETC.

          Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good-faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, but only to the extent that failure to discharge any such liabilities would not result in any additional liability which would adversely affect to a material extent the financial condition of any Loan Party or Subsidiary of any Loan Party which would affect the Collateral, PROVIDED that the Loan Parties and their Subsidiaries will pay all such liabilities forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor.

          8.1.3     MAINTENANCE OF INSURANCE.

          Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers' compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably determined by the Agent. At the request of the Agent, the Loan Parties shall deliver (x) on the Closing Date and annually thereafter an original certificate of insurance signed by the Loan Parties' independent insurance broker describing and certifying as to the existence of the insurance required to be maintained by this Agreement and the other Loan Documents, together with a copy of the endorsement described in the next sentence attached to such certificate and (y) from time to time a summary schedule indicating all insurance then in force with respect to each of the Loan Parties. Such policies of insurance shall contain special endorsements, in form and substance acceptable to the Agent, which shall (i) specify the Agent as an additional insured as its interests may appear, with the understanding that any obligation imposed upon the insured (including the liability to pay premiums) shall be the sole obligation of the applicable Loan Parties and not that of the Agent, (ii) [RESERVED], (iii) include effective waivers by the insurer of all claims for insurance premiums against the Agent, (iv) provide that no cancellation of such policies for any reason (including non-payment of premium) nor any change therein shall be effective until at least thirty (30) days after receipt by the Agent of written notice of such cancellation or change, (v) be primary without right of contribution of any other insurance carried by or on behalf of any additional insureds, and (vi) provide that inasmuch as the policy covers more than one insured, all terms, conditions, insuring agreements and endorsements (except limits of liability) shall operate as if there were a separate policy covering each insured. The applicable Loan Parties shall notify the Agent promptly of any occurrence causing a material loss or decline in value of insured assets and the estimated (or actual, if available) amount of such loss or decline. Any monies received by the Agent constituting insurance proceeds may, at the option of the Agent, (i) [RESERVED], or (ii) be disbursed to the applicable Loan Parties on such terms as are deemed appropriate by the Agent for the repair, restoration and/or replacement of property in respect of which such proceeds were received.

          8.1.4     MAINTENANCE OF PROPERTIES AND LEASES.

          Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof.

          8.1.5     MAINTENANCE OF PATENTS, TRADEMARKS, ETC.

          Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in full force and effect all patents, trademarks, trade names, copyrights, licenses, franchises, permits and other authorizations necessary for the ownership and operation of its properties and business if the failure so to maintain the same would constitute a Material Adverse Change.

          8.1.6     VISITATION RIGHTS.

          Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Agent or any of the Banks to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times during normal business hours and as often as any of the Banks may reasonably request, PROVIDED that each Bank shall provide the Borrowers and the Agent with reasonable notice prior to any visit or inspection. In the event any Bank desires to conduct an audit of any Loan Party, such Bank shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by the Agent. No Loan Party shall be obligated to reimburse the Agent and the Banks for more than one audit of such Loan Party per year.

          8.1.7     KEEPING OF RECORDS AND BOOKS OF ACCOUNT.

          The Guarantor shall, and shall cause each Subsidiary of the Guarantor to, maintain and keep proper books of record and account which enable the Guarantor and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Guarantor or any Subsidiary of the Guarantor, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

          8.1.8     PLANS AND BENEFIT ARRANGEMENTS.

          The Guarantor shall, and shall cause each member of the ERISA Group to, comply with the provisions of ERISA and the Internal Revenue Code applicable to each Plan and Benefit Arrangement except where such failure, alone or in conjunction with any other failure, would not result in a Material Adverse Change. Without limiting the generality of the foregoing, the Guarantor shall cause all of its Plans and all Plans maintained by any member of the ERISA Group to be funded in accordance with the minimum funding requirements of ERISA and shall make, and cause each member of the ERISA Group to make, in a timely manner, all contributions due to Plans, Benefit Arrangements and Multiemployer Plans.

          8.1.9     COMPLIANCE WITH LAWS.

          Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects, PROVIDED that it shall not be deemed to be a violation of this
Section 8.1.9 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Change.

          8.1.10    USE OF PROCEEDS.

          The Borrowers will use the proceeds of the Loans only for lawful purposes in accordance with Sections 2.7 and 3.4 as applicable and such uses shall not contravene any applicable Law or any other provision hereof.

          8.1.11    [RESERVED].

     8.2  NEGATIVE COVENANTS.

     The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties' other Obligations hereunder and termination of the Revolving Credit Commitments, the Loan Parties shall comply with the following negative covenants:

          8.2.1     INDEBTEDNESS.

          Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

               (i)    Indebtedness under the Loan Documents;

               (ii) Existing Indebtedness as set forth on SCHEDULE 8.2.1 (including any extensions or renewals thereof, PROVIDED there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on SCHEDULE 8.2.1);

               (iii) Capitalized and operating leases as and to the extent permitted under Section 8.2.15;

               (iv) PIK Subordinated Indebtedness, PROVIDED that no such Indebtedness shall mature earlier than one year after the Expiration Date in effect at the time such Indebtedness was incurred;

               (v) Indebtedness secured by Purchase Money Security Interests not exceeding $5,000,000; and

               (vi) Indebtedness whose net proceeds are applied as a mandatory prepayment of the Loans under Section 5.5.3.

          8.2.2     LIENS.

          Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

          8.2.3     GUARANTIES.

          Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for Guaranties of Indebtedness of the Loan Parties permitted hereunder.

          8.2.4     LOANS AND INVESTMENTS.

          Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

               (i) trade credit extended on usual and customary terms in the ordinary course of business;

               (ii) advances to employees to meet expenses incurred by such employees in the ordinary course of business;

               (iii)  Permitted Investments; and

               (iv)   loans, advances and investments in other Loan Parties.

          8.2.5     DIVIDENDS AND RELATED DISTRIBUTIONS.

          Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock or partnership interests on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor) or partnership interests, except

               (i)    dividends or other distributions payable to another Loan
Party;

               (ii) distributions to fund the quarterly interest payments due on the Alco Note; PROVIDED that before making any such quarterly payment, the Company demonstrates to the satisfaction of the Agent that the Loan Parties will be in compliance with the financial covenants set forth in Section 8.2 (specifically with the proposed Alco Note interest payment included in the denominator in the calculation of the Debt Service Coverage Ratio) and that no other Event of Default then exists or will result from the payment;

               (iii) REDEMPTIONS OF AN EMPLOYEE'S CAPITAL STOCK IN THE GUARANTOR UPON TERMINATION OF EMPLOYMENT; PROVIDED THAT BEFORE MAKING ANY SUCH REDEMPTION, THE COMPANY DEMONSTRATES TO THE SATISFACTION OF THE AGENT THAT THE LOAN PARTIES WILL BE IN COMPLIANCE WITH THE FINANCIAL COVENANTS SET FORTH IN
SECTION 8.2 AND THAT NO OTHER EVENT OF DEFAULT THEN EXISTS OR WILL RESULT FROM THE REDEMPTION; AND

               (iv)   dividends or other distributions payable in stock.

          8.2.6     LIQUIDATIONS, MERGERS, CONSOLIDATIONS, ACQUISITIONS.

          Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person, except that

               (i) any Loan Party other than the Company may consolidate or merge into another Loan Party; and

               (ii) the Company or any of its Subsidiaries may acquire assets or Capital Stock of other Persons engaged in the business of aviation services, metals converting, or metals distribution provided that (a) any such Person has a history of positive operating profits and reasonable prospects for continuing to produce operating profits in the future; (b) no Event of Default exists or will result from such acquisition; (c) following the closing of the acquisition, the Borrowers will have at least $2,000,000 in availability under the Revolving Credit Commitments; and (d) if the acquisition results in a new Subsidiary of the Company, the new Subsidiary joins in this Agreement as a Borrower under section 11.18; and

               (iii)  QUALITY PARK PRODUCTS, INC. MAY BE DISSOLVED.

          8.2.7     DISPOSITIONS OF ASSETS OR SUBSIDIARIES.

          Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest or partnership interests of a Subsidiary of such Loan Party), except:

               (i) transactions involving the sale of Inventory in the ordinary course of business;

               (ii) any sale, transfer or lease of assets in the ordinary course of business which are no longer necessary or required in the conduct of the Loan Party's business;

               (iii) any sale, transfer or lease of assets by any wholly owned Subsidiary of such Loan Party to another Loan Party;

               (iv) any sale, transfer or lease of assets in the ordinary course of business which are replaced by substitute assets acquired or leased within the parameters of Section 8.2.15, or

               (v) any sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (i) through (iv) above, which is approved by the Required Banks so long as the after-tax proceeds (as reasonably estimated by the Loan Parties) are applied as a mandatory prepayment of the Term Loans in accordance with the provisions of Section 5.5.2 above; PROVIDED that the sale of the C-17 HARNESS ASSETS BY TRIUMPH CONTROLS, INC. shall not require the approval of the Required Banks or be subject to the mandatory prepayment provisions of Section 5.5.2.

          8.2.8     AFFILIATE TRANSACTIONS.

          Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person) unless such transaction is not otherwise prohibited by this Agreement, is entered into in the ordinary course of business upon fair and reasonable arm's-length terms and conditions which are fully disclosed to the Agent and is in accordance with all applicable Law. The payment of customary directors fees shall not be considered a prohibited Affiliate transaction.

          8.2.9     SUBSIDIARIES, PARTNERSHIPS AND JOINT VENTURES.

          (i) Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, own or create directly or indirectly any Subsidiaries other than (a) any Subsidiary which has joined this Agreement as a Borrower on the Closing Date; and (b) any Subsidiary acquired or formed after the Closing Date which joins this Agreement as a Borrower pursuant to Section 11.18.

          (ii) Each of the Loan Parties shall not become or agree to become a general or limited partner in any general or limited partnership or a joint venturer in any joint venture, except that the Loan Parties may be general or limited partners in other Loan Parties.

          (iii) The Loan Parties shall not permit Quality Park Products, Inc. to operate any business or to acquire any assets. The Loan Parties will not contribute any capital or assets to Quality Park except as may be necessary to fulfill its indemnification obligations to Mail-well I Corporation under the acquisition agreement dated March 31, 1996 under which Mail-well I acquired Quality Park's assets.

          (iv) The Loan Parties will not invest or advance more than $50,000 to Triumph Group Foreign Sales Corporation.

          8.2.10    CONTINUATION OF PRESENT BUSINESS.

          Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, engage in any business other than aviation services and metals converting and distribution, substantially as conducted and operated by such Loan Party or Subsidiary during the present fiscal year, and such Loan Party or Subsidiary shall not permit any material change in such business.

          8.2.11    PLANS AND BENEFIT ARRANGEMENTS.

          Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to:

               (i) fail to satisfy the minimum funding requirements of ERISA and the Internal Revenue Code with respect to any Plan;

               (ii) request a minimum funding waiver from the Internal Revenue Service with respect to any Plan;

               (iii) engage in a Prohibited Transaction with any Plan, Benefit Arrangement or Multiemployer Plan which, alone or in conjunction with any other circumstances or set of circumstances resulting in liability under ERISA, would constitute a Material Adverse Change;

               (iv) permit the aggregate actuarial present value of all benefit liabilities (whether or not vested) under each Plan, determined on a plan termination basis, as disclosed in the most recent actuarial report completed with respect to such Plan, to exceed, as of any actuarial valuation date, the fair market value of the assets of such Plan by more than $1,000,000;

               (v) fail to make when due any contribution to any Multiemployer Plan that the Borrowers or any member of the ERISA Group may be required to make under any agreement relating to such Multiemployer Plan, or any Law pertaining thereto;

               (vi) withdraw (completely or partially) from any Multiemployer Plan or withdraw (or be deemed under Section 4062(e) of ERISA to withdraw) from any Multiple Employer Plan, where any such withdrawal is likely to result in a material liability of the Borrowers or any member of the ERISA Group;

               (vii) terminate, or institute proceedings to terminate, any Plan, where such termination is likely to result in a material liability to the Borrowers or any member of the ERISA Group;

               (viii) make any amendment to any Plan with respect to which security is required under Section 307 of ERISA; or

               (ix) fail to give any and all notices and make all disclosures and governmental filings required under ERISA or the Internal Revenue Code, where such failure is likely to result in a Material Adverse Change.

          8.2.12    FISCAL YEAR.

          The Borrowers shall not, and shall not permit any Subsidiary of the Borrowers to, change its fiscal year from the twelve-month period beginning April 1 and ending March 31.

          8.2.13    ISSUANCE OF STOCK.

          Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, issue any additional shares of its Capital Stock or any options, warrants or other rights in respect thereof, except the issuance of Capital Stock of the Guarantor:

               (i)    pursuant to the IPO;

               (ii) to the existing shareholders, management, and directors of the Guarantor under stock option plans;

               (iii) to World Equity Partners, L.P. pursuant to warrants for the issuance of 10,000 shares; or

               (iv)   otherwise.

          8.2.14    CHANGES IN ORGANIZATIONAL DOCUMENTS.

          Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, amend any provisions of its certificate of incorporation relating to capital stock without providing at least thirty (30) calendar days' prior written notice to the Agent and the Banks and, in the event such change would be adverse to the Banks as determined by the Agent in its sole discretion, obtaining the prior written consent of the Required Banks.

          8.2.15    CAPITAL EXPENDITURES AND LEASES.

          Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, make any payments on account of the purchase or lease of any assets which if purchased would constitute fixed assets or which if leased would constitute a capitalized lease, except for

               (i) such payments in connection with acquisitions permitted under Section 8.2.6(ii);

               (ii) such payments up to $7,000,000 in the aggregate for the fiscal year ending March 31, 1997;

               (iii) such payments in an amount not to exceed the greater of $7,000,000 or 150% of the previous year's depreciation (for the Company and its Subsidiaries, determined and consolidated in accordance with GAAP) for any fiscal year ending after March 31, 1997; and

               (iv) such payments up to $1,000,000 per year in the aggregate under operating leases entered into after the Closing Date.

          All such capital expenditures and leases shall be made under usual and customary terms and in the ordinary course of business.

          8.2.16    MINIMUM DEBT SERVICE COVERAGE RATIO.

          The Borrowers shall not permit the Debt Service Coverage Ratio, calculated as of the end of each fiscal quarter for the four fiscal quarters then ended, to be less than 1.25 to 1.0.

          8.2.17    MAXIMUM TOTAL INDEBTEDNESS TO EBITDA RATIO.

          The Borrowers shall not at any time permit the Total Indebtedness to EBITDA Ratio, calculated as of the end of each fiscal quarter, to exceed 3.50 to
1.00 before the IPO or 3.00 to 1.00 after the IPO.

          8.2.18    MINIMUM NET WORTH.

          The Borrowers shall not at any time permit Consolidated Net Worth to be less than $40,800,000 plus (i) 50% of Consolidated Net Income for each fiscal year in which net income was earned (as opposed to net loss) beginning with the fiscal year ending March 31, 1997 (with the necessary adjustment to be made as of the end of the relevant fiscal year:PROVIDED that the adjustment to be made for the fiscal year ending March 31, 1997 will only take into account Consolidated Net Income earned after June 30, 1996, because the base figure of $40,800,000 already includes 50% of Consolidated Net Income earned between April 1, 1996 and June 30, 1996) and (ii) 100% of the proceeds (after the payment of any fees and expenses) from any capital contribution to, or any sale or issuance of Capital Stock by, the Company (with any necessary adjustment to be made upon the receipt of such proceeds).

          8.2.19    MINIMUM CURRENT RATIO.

          The Borrowers shall not at any time permit the ratio of current assets to current liabilities (for the Company and its Subsidiaries, determined and consolidated in accordance with GAAP) to be less than 1.50 to 1.0.

     8.3  REPORTING REQUIREMENTS.

     The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties' other Obligations hereunder and under the other Loan Documents and termination of the Revolving Credit Commitments, the Loan Parties will furnish or cause to be furnished to the Agent and each of the Banks:

          8.3.1     MONTHLY FINANCIAL STATEMENTS (PRE-IPO).

          Before the IPO, soon as available and in any event within thirty (30) calendar days after the end of the first eleven months of each fiscal year, the Loan Parties' financial statements, consisting of consolidated and consolidating balance sheets as of the end of such month and related consolidated and consolidating statements of income, stockholders' equity and cash flows for the month then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end adjustments and the absence of footnotes) by the Chief Executive Officer, President or Chief Financial Officer of the Guarantor as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.

          8.3.2     QUARTERLY FINANCIAL STATEMENTS (POST-IPO).

          After the IPO, as soon as available and in any event within forty-five
(45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, the Loan Parties' financial statements, consisting of consolidated and consolidating balance sheets as of the end of such fiscal quarter and related consolidated and consolidating statements of income, stockholders' equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments and the absence of footnotes) by the Chief Executive Office, President or Chief Financial Officer of the Guarantor as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.

          8.3.3     ANNUAL FINANCIAL STATEMENTS.

          As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year before the IPO and within ninety (90) days after the end of each fiscal year after the IPO, consolidated and consolidating financial statements of the Loan Parties consisting of consolidated and consolidating balance sheets as of the end of such fiscal year, and related consolidated and consolidating statements of income, stockholders' equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, with the consolidated statements being certified by independent certified public accountants of nationally recognized standing satisfactory to the Agent. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of the Loan Parties under any of the Loan Documents, together with a letter of such accountants substantially to the effect that, based upon their ordinary and customary examination of the affairs of the Loan Parties, performed in connection with the preparation of such consolidated financial statements, and in accordance with generally accepted auditing standards, they are not aware of the existence of any condition or event which constitutes an Event of Default or Potential Default or, if they are aware of such condition or event, stating the nature thereof and confirming the Loan Parties' calculations with respect to the certificate to be delivered pursuant to Section 8.3.4 with respect to such financial statements.

          8.3.4     COMPLIANCE CERTIFICATE.

          Concurrently with the financial statements of the Loan Parties furnished to the Agent and to the Banks pursuant to Sections 8.3.1 and 8.3.3, a certificate of the Loan Parties signed by the Chief Executive Officer, President or Chief Financial Officer of the Loan Parties, in the form of EXHIBIT 8.3.4, to the effect that, except as described pursuant to Section 8.3.5, (i) the representations and warranties of the Loan Parties contained in Article 6 are true on and as of the date of such certificate with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time) and the Loan Parties have performed and complied with all covenants and conditions hereof, (ii) no Event of Default or Potential Default exists and is continuing on the date of such certificate and (iii) containing calculations in sufficient detail to demonstrate compliance as of the date of the financial statements with all financial covenants contained in Section 8.2. If an acquisition permitted under Section 8.2.6(ii) occurred during the reporting period covered by the compliance certificate and if the Loan Parties have provided the Agent with audited historical financial statements on the acquired business, the Loan Parties may also calculate the Section 8.2 financial covenants on a pro forma basis to include the financial performance and condition of the acquired business during the period; and the pro forma calculation of the Total Indebtedness to EBITDA Ratio may be relied upon as a basis for a change in the pricing level under the Pricing Grid.

          8.3.5     NOTICE OF DEFAULT.

          Promptly after any officer of Guarantor has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by the Chief Executive Officer, President or Chief Financial Officer of Guarantor setting forth the details of such Event of Default or Potential Default and the action which the affected Loan Party proposes to take with respect thereto.

          8.3.6     NOTICE OF LITIGATION.

          Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party which involve a claim or series of claims in excess of $500,000 or which if adversely determined would constitute a Material Adverse Change with respect to any Loan Party or Subsidiary of any Loan Party.

          8.3.7     CERTAIN EVENTS.

          Written notice to the Agent:

               (i) at least thirty (30) calendar days prior thereto, with respect to any proposed sale or transfer of assets pursuant to Section 8.2.7(iv) or (v).

               (ii) within the time limits set forth in Section 8.2.14, the amendment to the charter affecting the capital structure of any Loan Party.

          8.3.8     BUDGETS, FORECASTS, OTHER REPORTS AND INFORMATION.

          Promptly upon their becoming available to the Loan Parties:

               (i) the annual budget and any forecasts or projections of the Loan Parties, to be supplied at the request of the Agent prior to commencement of the fiscal year to which any of the foregoing may be applicable,

               (ii) any reports including management letters submitted to the Loan Parties by independent accountants in connection with any annual, interim or special audit,

               (iii) any reports, notices or proxy statements generally distributed by the Loan Parties to its stockholders on a date no later than the date supplied to the stockholders,

               (iv) regular or periodic reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses (especially for the IPO), filed by the Guarantor with the Securities and Exchange Commission,

               (v) a copy of any order, issued by any Official Body in any proceeding to which the Borrowers or any of its Subsidiaries is a party, and in which the amount in controversy exceeds $1,000,000,

               (vi) such other reports and information as the Banks may from time to time reasonably request. The Loan Parties shall also notify the Banks promptly of the enactment or adoption of any Law which may result in a Material Adverse Change with respect to any Loan Party, and

               (vii) within 60 days of closing on any acquisition permitted under Section 8.2.6 in which the total consideration paid by the Loan Parties exceeded $2,500,000, such financial information as the Agent may reasonably request concerning the acquisition and its effect on the financial conditions and performance of the Loan Parties.

          8.3.9     NOTICES REGARDING PLANS AND BENEFIT ARRANGEMENTS.

               8.3.9.1   CERTAIN EVENTS.

               Promptly upon becoming aware of the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of:

               (i) any Reportable Event with respect to the Guarantor or any member of the ERISA Group for which reporting to the PBGC has not been waived,

               (ii) any Prohibited Transaction which could subject the Guarantor or any member of the ERISA Group to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code in connection with any Plan, Benefit Arrangement or any trust created thereunder,

               (iii) any assertion of material withdrawal liability with respect to any Multiemployer Plan,

               (iv) any partial or complete withdrawal from a Multiemployer Plan by the Guarantor or any member of the ERISA Group under Title IV of ERISA (or assertion thereof), where such withdrawal is likely to result in material withdrawal liability,

               (v) withdrawal by the Guarantor or any member of the ERISA Group from a Multiple Employer Plan,

               (vi) a failure by the Guarantor or any member of the ERISA Group to make a payment to a Plan required to avoid imposition of a lien under
Section 302(f) of ERISA,

               (vii) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA, or

               (viii) any change in the actuarial assumptions or funding methods used for any Plan (other than interest rate changes required by Financial Standards Board Opinion No. 87), where the effect of such change is to materially increase or materially reduce the unfunded benefit liability or obligation to make periodic contributions.

               8.3.9.2   NOTICES OF INVOLUNTARY TERMINATION AND ANNUAL REPORTS.

               Promptly after receipt thereof, copies of (a) all notices received by the Guarantor or any member of the ERISA Group of the PBGC's intent to terminate any Plan administered or maintained by the Guarantor or any member of the ERISA Group, or to have a trustee appointed to administer any such Plan; and (b) at the request of the Agent or any Bank each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by the Guarantor or any member of the ERISA Group, and schedules showing the amounts contributed to each such Plan by or on behalf of the Guarantor or any member of the ERISA Group in which any of their personnel participate or from which such personnel may derive a benefit, and each Schedule B (Actuarial Information) to the annual report filed by the Guarantor or any member of the ERISA Group with the Internal Revenue Service with respect to each such Plan.

               8.3.9.3   NOTICE OF VOLUNTARY TERMINATION.

               Promptly upon the filing thereof, copies of any Form 5310, or any successor or equivalent form to Form 5310, filed with the PBGC in connection with the termination of any Plan.

     8.4  COLLATERALIZATION UPON FAILURE TO CLOSE IPO BY DECEMBER 31, 1996.

     If the Guarantor fails to receive at least $30,000,000 in IPO proceeds (after the payment of fees and expenses) and the Borrowers fail to make the mandatory prepayment of the Loans required under Section 5.5.1 by Noon on December 31, 1996, the Loan Parties will, not later than 11:59 p.m. on December 31, 1996, (i) grant to Agent on behalf of the Banks a first priority lien and security interest in all real and personal property then owned or thereafter acquired by the Loan Parties (such property being the "COLLATERAL"), (ii) execute such security agreements, stock pledge agreements, collateral assignments, mortgages, financing statements, blank stock powers, intellectual property assignments and other documents the Agent may reasonably request on behalf of the Banks to ensure they will have a first priority perfected lien and security interest in the Collateral, with all such documents to be in form and substance reasonably satisfactory to the Agent, and (iii) join with the Agent and the Banks in amending and restating this Agreement to take into account the Collateral and make such other changes as the Agent deems reasonably necessary in view of the failure of the IPO.

                                   9.  DEFAULT

     9.1  EVENTS OF DEFAULT.

     An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

          9.1.1     PAYMENTS UNDER LOAN DOCUMENTS.

          The Borrowers shall fail to pay when due any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity) or shall fail to pay, for more than two Business Days after the due date, any interest on any Loan or when due any other amount owing hereunder or under the other Loan Documents;

          9.1.2     BREACH OF WARRANTY.

          Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

          9.1.3     BREACH OF NEGATIVE COVENANTS ON VISITATION RIGHTS.

          Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.1.6 or Section 8.2;

          9.1.4     BREACH OF OTHER COVENANTS.

          Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of ten (10) Business Days after any officer of Guarantor becomes aware of the occurrence thereof;

          9.1.5     DEFAULTS IN OTHER AGREEMENTS OR INDEBTEDNESS.

          A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor in excess of $500,000 in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any indebtedness (and such right shall not have been waived) or the termination of any commitment to lend;

          9.1.6     FINAL JUDGMENTS OR ORDERS.

          Any final judgments or orders for the payment of money in excess of $500,000 in the aggregate shall be entered against any Loan Party by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;

          9.1.7     LOAN DOCUMENT UNENFORCEABLE.

          Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party's successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

          9.1.8     UNINSURED LOSSES; PROCEEDINGS AGAINST ASSETS.

          There shall occur any material uninsured damage to or loss, theft or destruction of any of the Loan Parties' assets in excess of $1,000,000 or any other of the Loan Parties' assets are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within sixty (60) days thereafter;

          9.1.9     NOTICE OF LIEN OR ASSESSMENT.

          A notice of Lien or assessment in excess of $500,000 which is not a Permitted Lien is filed of record with respect to all or any part of any of the Loan Parties' assets by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including the Pension Benefit Guaranty Corporation, or if any taxes or debts owing at any time or times hereafter to any one of these becomes payable and the same is not paid within thirty (30) days after the same becomes payable (unless the Loan Party is contesting the obligation as provided in Section 8.1.2);

          9.1.10    INSOLVENCY.

          Any Loan Party ceases to be solvent or admits in writing its inability to pay its debts as they mature;

          9.1.11    EVENTS RELATING TO PLANS AND BENEFIT ARRANGEMENTS.

          Any of the following occurs: (i) any Reportable Event, which the Agent determines in good-faith constitutes grounds for the termination of any Plan by the PBGC or the appointment of a trustee to administer or liquidate any Plan, shall have occurred and be continuing; (ii) proceedings shall have been instituted or other action taken to terminate any Plan, or a termination notice shall have been filed with respect to any Plan; (iii) a trustee shall be appointed to administer or liquidate any Plan; (iv) the PBGC shall give notice of its intent to institute proceedings to terminate any Plan or Plans or to appoint a trustee to administer or liquidate any Plan; and, in the case of the occurrence of (i), (ii), (iii) or (iv) above, the Agent determines in good-faith that the amount of the Borrower's liability is likely to exceed 10% of its Consolidated Tangible Net Worth; (v) the Guarantor or any member of the ERISA Group shall make any amendment to a Plan with respect to which security is required under Section 307 of ERISA; (vi) the Guarantor or any member of the ERISA Group shall withdraw completely or partially from a Multiemployer Plan;
(vii) the Guarantor or any member of the ERISA Group shall withdraw (or shall be deemed under Section 4062(e) of ERISA to withdraw) from a Multiple Employer Plan; or (viii) any applicable Law is adopted, changed or interpreted by any Official Body with respect to or otherwise affecting one or more Plans, Multiemployer Plans or Benefit Arrangements and, with respect to any of the events specified in (v), (vi), (vii), or (viii), the Agent determines in good-faith that any such occurrence is reasonably likely to materially and adversely affect the total enterprise represented by the Guarantor and the other members of the ERISA Group;

          9.1.12    CESSATION OF BUSINESS.

          Any Loan Party ceases to conduct its business as contemplated or such Loan Party is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business and such injunction, restraint or other preventive order is not dismissed within thirty (30) days after the entry thereof;

          9.1.13    CHANGE OF CONTROL.

               (i) Before the IPO, if Citicorp Venture Capital and Affiliates own less than 50% of the equity ownership of the Guarantor; or

               (ii) After the IPO, Citicorp Venture Capital and Affiliates own less than 33 1/3% of the equity ownership of the Guarantor or any person or group of persons (within the meaning of Sections 13(a) or 14(a) of the Securities Exchange Act of 1934, as amended), other than the persons listed on
Schedule 6.1.2, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of more of the voting capital stock of the Guarantor than the ownership interest of Citicorp Venture Capital and Affiliates; or

               (iii) If at any time the Guarantor owns less than 100% of the Capital Stock of the Company.

          9.1.14    INVOLUNTARY PROCEEDINGS.

          A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Loan Party in an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding; or

          9.1.15    VOLUNTARY PROCEEDINGS.

          Any Loan Party shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing.

     9.2  CONSEQUENCES OF EVENT OF DEFAULT.

          9.2.1 EVENTS OF DEFAULT OTHER THAN BANKRUPTCY, INSOLVENCY OR REORGANIZATION PROCEEDINGS.

          If an Event of Default specified under subsections 9.1.1 through
9.1.13 of Section 9.1 shall occur and be continuing, the Banks and the Agent shall be under no further obligation to make Loans or issue Letters of Credit, as the case may be, and the Agent may, and upon the request of the Required Banks, shall (i) by written notice to the Borrowers, declare the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrowers to the Banks hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Agent for the benefit of each Bank without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) require the Borrowers to, and the Borrowers shall thereupon, deposit in a non-interest bearing account with the Agent, as cash collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrowers hereby pledge to the Agent and the Banks, and grant to the Agent and the Banks a security interest in, all such cash as security for such Obligations. Upon the curing of all existing Events of Default to the satisfaction of the Required Banks, the Agent shall return such cash collateral to the Borrowers; and

          9.2.2     BANKRUPTCY, INSOLVENCY OR REORGANIZATION PROCEEDINGS.

          If an Event of Default specified under subsections 9.1.14 or 9.1.15 of
Section 9.1 shall occur, the Banks shall be under no further obligations to make Loans hereunder and the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrowers to the Banks hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

          9.2.3     SET-OFF.

          If an Event of Default shall occur and be continuing, any Bank to whom any Obligation is owed by any Loan Party hereunder or under any other Loan Document or any participant of such Bank which has agreed in writing to be bound by the provisions of Section 4.2, 10.13 and any branch, Subsidiary or Affiliate of such Bank or participant anywhere in the world shall have the right, in addition to all other rights and remedies available to it, without notice to such Loan Party, to set-off against and apply to the then unpaid balance of all the Loans and all other Obligations of the Borrowers and the other Loan Parties hereunder or under any other Loan Document any debt owing to, and any other funds held in any manner for the account of, the Borrowers or such other Loan Party by such Bank or participant or by such branch, Subsidiary or Affiliate, including all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by the Borrowers or such other Loan Party for its own account (but not including funds held in custodian or trust accounts) with such Bank or participant or such branch, Subsidiary or Affiliate. Such right shall exist whether or not any Bank or the Agent shall have made any demand under this Agreement or any other Loan Document, whether or not such debt owing to or funds held for the account of the Borrowers or such other Loan Party is or are matured or unmatured and regardless of the existence or adequacy of any Guaranty or any other security, right or remedy available to any Bank or the Agent; and

          9.2.4     SUITS, ACTIONS, PROCEEDINGS.

          If an Event of Default shall occur and be continuing, and whether or not the Agent shall have accelerated the maturity of Loans to the Borrowers pursuant to any of the foregoing provisions of this Section 9.2, the Agent or any Bank, if owed any amount with respect to the Notes, may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the Notes, including as permitted by applicable Law the obtaining of the EX PARTE appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Agent or such Bank; and

          9.2.5     APPLICATION OF PROCEEDS.

          From and after the date on which the Agent has taken any action pursuant to this Section 9.2 and until all Obligations of the Loan Parties have been paid in full, any and all proceeds received by the Agent from the exercise of any other remedy by the Agent, shall be applied as follows:

               (i) first, to reimburse the Agent and the Banks for out-of-pocket costs, expenses and disbursements, including reasonable attorneys' and paralegals' fees and legal expenses, incurred by the Agent or the Banks in connection with collection of any Obligations of any of the Loan Parties under any of the Loan Documents;

               (ii) second, to the repayment of all Indebtedness then due and unpaid of the Loan Parties to the Banks incurred under this Agreement or any of the Loan Documents, whether of principal, interest, fees, expenses or otherwise, in such manner as the Agent may determine in its discretion; and

               (iii)  the balance, if any, to Borrowers or as required by Law.

          9.2.6     [RESERVED]

     9.3  RESERVED

                                 10.  THE AGENT

     10.1 APPOINTMENT.

     Each Bank hereby irrevocably designates, appoints and authorizes PNC Bank to act as Agent for such Bank under this Agreement to execute and deliver or accept on behalf of each of the Banks the other Loan Documents. Each Bank hereby irrevocably authorizes, and each holder of any Note by the acceptance of a Note shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and any other instruments and agreements referred to herein, and to exercise such powers and to perform such duties hereunder as are specifically delegated to or required of the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. PNC Bank agrees to act as the Agent on behalf of the Banks to the extent provided in this Agreement.

     10.2 DELEGATION OF DUTIES.

     The Agent may perform any of its duties hereunder by or through agents or employees (PROVIDED such delegation does not constitute a relinquishment of its duties as Agent) and, subject to Sections 10.5 and 10.6, shall be entitled to engage and pay for the advice or services of any attorneys, accountants or other experts concerning all matters pertaining to its duties hereunder and to rely upon any advice so obtained.

     10.3 NATURE OF DUTIES; INDEPENDENT CREDIT INVESTIGATION.

     The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or otherwise exist. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement a fiduciary or trust relationship in respect of any Bank; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement except as expressly set forth herein. Each Bank expressly acknowledges (i) that the Agent has not made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of any of the Loan Parties, shall be deemed to constitute any representation or warranty by the Agent to any Bank; (ii) that it has made and will continue to make, without reliance upon the Agent, its own independent investigation of the financial condition and affairs and its own appraisal of the creditworthiness of each of the Loan Parties in connection with this Agreement and the making and continuance of the Loans hereunder; and (iii) except as expressly provided herein, that the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto, whether coming into its possession before the making of any Loan or at any time or times thereafter.

     10.4 ACTIONS IN DISCRETION OF AGENT; INSTRUCTIONS FROM THE BANKS.

     The Agent agrees, upon the written request of the Required Banks, to take or refrain from taking any action of the type specified as being within the Agent's rights, powers or discretion herein, PROVIDED that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or applicable Law. In the absence of a request by the Required Banks, the Agent shall have authority, in its sole discretion, to take or not to take any such action, unless this Agreement specifically requires the consent of the Required Banks or all of the Banks. Any action taken or failure to act pursuant to such instructions or discretion shall be binding on the Banks, subject to
Section 10.6. Subject to the provisions of Section 10.6, no Bank shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Banks, or in the absence of such instructions, in the absolute discretion of the Agent.

     10.5 REIMBURSEMENT AND INDEMNIFICATION OF AGENT BY THE BORROWER.

     Subject to the limitations set forth in the letter agreement dated July 3, 1996 between the Agent and the Company, the Borrowers unconditionally agree to pay or reimburse the Agent and save the Agent harmless against (a) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements, including fees and expenses of counsel, appraisers and environmental consultants, incurred by the Agent (i) in connection with the development, negotiation, preparation, printing, execution, administration, syndication, interpretation and performance of this Agreement and the other Loan Documents,
(ii) relating to any requested amendments, waivers or consents pursuant to the provisions hereof, (iii) in connection with the enforcement of this Agreement or any other Loan Document or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and (iv) in any workout, restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, and (b) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Agent hereunder or thereunder, PROVIDED that the Borrowers shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from the Agent's gross negligence or willful misconduct, or if the Borrowers were not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that the Borrowers shall remain liable to the extent such failure to give notice does not result in a loss to the Borrower), or if the same results from a compromise or settlement agreement entered into without the consent of the Borrower, which shall not be unreasonably withheld. In addition, the Borrowers agree to reimburse and pay all reasonable out-of-pocket expenses of the Agent's regular employees and agents engaged periodically to perform audits of the Loan Parties' books, records and business properties, PROVIDED that, before an Event of Default, the Borrower shall not be obligated to pay for more than one such audit per year.

     10.6 EXCULPATORY PROVISIONS.

     Neither the Agent nor any of its directors, officers, employees, agents, attorneys or Affiliates shall (a) be liable to any Bank for any action taken or omitted to be taken by it or them hereunder, or in connection herewith including pursuant to any Loan Document, unless caused by its or their own gross negligence or willful misconduct, (b) be responsible in any manner to any of the Banks for the effectiveness, enforceability, genuineness, validity or the due execution of this Agreement or any other Loan Documents or for any recital, representation, warranty, document, certificate, report or statement herein or made or furnished under or in connection with this Agreement or any other Loan Documents, or (c) be under any obligation to any of the Banks to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of the Loan Parties, or the financial condition of the Loan Parties, or the existence or possible existence of any Event of Default or Potential Default. Neither the Agent nor any Bank nor any of their respective directors, officers, employees, agents, or Affiliates shall be liable to any of the Loan Parties for consequential damages resulting from any breach of contract in connection with the negotiation, documentation, administration or collection of the Loans or any of the Loan Documents.

     10.7 REIMBURSEMENT AND INDEMNIFICATION OF AGENT BY BANKS.

     Each Bank agrees to reimburse and indemnify the Agent (to the extent not reimbursed by the Borrowers and without limiting the Obligation of the Borrowers to do so) in proportion to its Ratable Share from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Agent hereunder or thereunder, PROVIDED that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (a) if the same results from the Agent's gross negligence or willful misconduct, or (b) if such Bank was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that such Bank shall remain liable to the extent such failure to give notice does not result in a loss to the Bank), or (c) if the same results from a compromise and settlement agreement entered into without the consent of such Bank, which shall not be unreasonably withheld. In addition, each Bank agrees promptly upon demand to reimburse the Agent (to the extent not reimbursed by the Borrowers and without limiting the Obligation of the Borrowers to do so) in proportion to its Ratable Share for all amounts due and payable by the Borrowers to the Agent in connection with the Agent's periodic audit of the Loan Parties' books, records and business properties.

     10.8 RELIANCE BY AGENT.

     The Agent shall be entitled to rely upon any writing, telegram, telex or teletype message, resolution, notice, consent, certificate, letter, cablegram, statement, order or other document or conversation by telephone or otherwise believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon the advice and opinions of counsel and other professional advisers selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

     10.9 NOTICE OF DEFAULT.

     The Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default unless the Agent has received written notice from a Bank or the Borrowers referring to this Agreement, describing such Potential Default or Event of Default and stating that such notice is a "notice of default."

     10.10     NOTICES.

     The Agent shall promptly send to each Bank a copy of all notices received from the Borrowers pursuant to the provisions of this Agreement or the other Loan Documents promptly upon receipt thereof. The Agent shall promptly notify the Borrowers and the other Banks of each change in the Base Rate and the effective date thereof.

     10.11     BANKS IN THEIR INDIVIDUAL CAPACITIES.

     With respect to its Revolving Credit Commitments, the Revolving Credit Loans and the Term Loan made by it, the Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not the Agent, and the term "Banks" shall, unless the context otherwise indicates, include the Agent in its individual capacity. PNC Bank and its Affiliates and each of the Banks and their respective Affiliates may, without liability to account, except as prohibited herein, make loans to, accept deposits from, discount drafts for, act as trustee under indentures of, and generally engage in any kind of banking or trust business with, the Loan Parties and their Affiliates, in the case of the Agent, as though it were not acting as Agent hereunder and in the case of each Bank, as though such Bank were not a Bank hereunder.

     10.12     HOLDERS OF NOTES.

     The Agent may deem and treat any payee of any Note as the owner thereof for all purposes hereof unless and until written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

     10.13     EQUALIZATION OF BANKS.

     The Banks and the holders of any participations in any Notes agree among themselves that, with respect to all amounts received by any Bank or any such holder for application on any Obligation hereunder or under any Note or under any such participation, whether received by voluntary payment, by realization upon security, by the exercise of the right of set-off or banker's lien, by counterclaim or by any other non-pro rata source, equitable adjustment will be made in the manner stated in the following sentence so that, in effect, all such excess amounts will be shared ratably among the Banks and such holders in proportion to their interests in payments under the Notes, except as otherwise provided in Sections 4.4.2, 5.4.2, or 5.6.1. The Banks or any such holder receiving any such amount shall purchase for cash from each of the other Banks an interest in such Bank's Loans in such amount as shall result in a ratable participation by the Banks and each such holder in the aggregate unpaid amount under the Notes, PROVIDED that if all or any portion of such excess amount is thereafter recovered from the Bank or the holder making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by law (including court order) to be paid by the Bank or the holder making such purchase.

     10.14     SUCCESSOR AGENT.

     The Agent may resign as Agent by giving not less than thirty (30) days' prior written notice to the Borrower. If the Agent shall resign under this Agreement, then either (a) the Required Banks shall appoint from among the Banks a successor agent for the Banks, subject to the consent of the Borrower, such consent not to be unreasonably withheld, or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following the Agent's notice to the Banks of its resignation, then the Agent shall appoint, with the consent of the Borrower, such consent not to be unreasonably withheld, a successor agent who shall serve as Agent until such time as the Required Banks appoint and the Borrowers consent to the appointment of a successor agent. Upon its appointment pursuant to either clause (a) or (b) above, such successor agent shall succeed to the rights, powers and duties of the Agent, and the term "Agent" shall mean such successor agent, effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the resignation of any Agent hereunder, the provisions of this Article 10 shall inure to the benefit of such former Agent and such former Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Agent under this Agreement.

     10.15     AGENT'S FEE.

     The Borrowers shall pay to the Agent a nonrefundable fee (the "AGENT'S FEE") under the terms of a letter (the "AGENT'S LETTER") between the Borrowers and Agent, as amended from time to time.

     10.16     AVAILABILITY OF FUNDS.

     Unless the Agent shall have been notified by a Bank prior to the date upon which a Loan is to be made that such Bank does not intend to make available to the Agent such Bank's portion of such Loan, the Agent may assume that such Bank has made or will make such proceeds available to the Agent on such date and the Agent may, in reliance upon such assumption (but shall not be required to), make available to the Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Bank, the Agent shall be entitled to recover such amount on demand from such Bank (or, if such Bank fails to pay such amount forthwith upon such demand from the Borrower) together with interest thereon, in respect of each day during the period commencing on the date such amount was made available to the Borrowers and ending on the date the Agent recovers such amount, at a rate per annum equal to the applicable interest rate in respect of the Loan.

     10.17     CALCULATIONS.

     In the absence of gross negligence or willful misconduct, the Agent shall not be liable for any error in computing the amount payable to any Bank whether in respect of the Loans, fees or any other amounts due to the Banks under this Agreement. In the event an error in computing any amount payable to any Bank is made, the Agent, the Borrowers and each affected Bank shall, forthwith upon discovery of such error, make such adjustments as shall be required to correct such error, and any compensation therefor will be calculated at the Federal Funds Effective Rate.


     10.18     BENEFICIARIES.

     Except as expressly provided herein, the provisions of this Article 10 are solely for the benefit of the Agent and the Banks, and the Loan Parties shall not have any rights to rely on or enforce any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any of the Loan Parties.

                               11.  MISCELLANEOUS

     11.1 MODIFICATIONS, AMENDMENTS OR WAIVERS.

     With the written consent of the Required Banks, the Agent, acting on behalf of all the Banks, and the Loan Parties may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Banks or the Loan Parties hereunder or thereunder, or may grant written waivers or consents to a departure from the due performance of the Obligations of the Loan Parties hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Banks and the Loan Parties; PROVIDED, that, without the written consent of all the Banks, no such agreement, waiver or consent may be made which will:

          11.1.1    INCREASE OF COMMITMENT; EXTENSION OR EXPIRATION DATE.

          Increase the amount of the Revolving Credit Commitment or Term Loan Commitment of any Bank hereunder or extend the Expiration Date;

          11.1.2 EXTENSION OF PAYMENT; REDUCTION OF PRINCIPAL INTEREST OR FEES; MODIFICATION OF TERMS OF PAYMENT.

          Whether or not any Loans are outstanding, extend the time for payment of principal or interest of any Loan, the Commitment Fee or any other fee payable to any Bank, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Commitment Fee or any other fee payable to any Bank, or otherwise affect the terms of payment of the principal of or interest of any Loan, the Commitment Fee or any other fee payable to any Bank;

          11.1.3    RELEASE OF GUARANTOR.

          Release the Guarantor from its Obligations under the Guaranty
Agreement;

          11.1.4    MISCELLANEOUS

          Amend Sections 5.2 [Pro Rata Treatment of Banks], 10.6 [Exculpatory Provisions], 10.13 [Equalization of Banks] or this Section 11.1, alter any provision regarding the pro rata treatment of the Banks, change the definition of Required Banks, or change any requirement providing for the Banks or the Required Banks to authorize the taking of any action hereunder.

PROVIDED further, that no agreement, waiver or consent which would modify the interests, rights or obligations of the Agent in its capacity as Agent or as the issuer of Letters of Credit shall be effective without the written consent of the Agent.

     11.2 NO IMPLIED WAIVERS; CUMULATIVE REMEDIES; WRITING REQUIRED.

     No course of dealing and no delay or failure of the Agent or any Bank in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Agent and the Banks under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of any Bank of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

     11.3 REIMBURSEMENT AND INDEMNIFICATION OF BANKS BY THE BORROWER; TAXES.

     The Borrowers agree unconditionally upon demand to pay or reimburse to each Bank (other than the Agent, as to which the Borrower's Obligations are set forth in Section 10.5) and to save such Bank harmless against (i) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements (including fees and expenses of counsel for each Bank except with respect to (a) and (b) below), incurred by such Bank (a) in connection with the administration and interpretation of this Agreement, and other instruments and documents to be delivered hereunder, (b) relating to any amendments, waivers or consents pursuant to the provisions hereof, (c) in connection with the enforcement of this Agreement or any other Loan Document, or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and (d) in any workout, restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, or (ii) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such

Bank, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by such Bank hereunder or thereunder, PROVIDED that the Borrowers shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (A) if the same results from such Bank's gross negligence or willful misconduct, or (B) if the Borrowers were not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that the Borrowers shall remain liable to the extent such failure to give notice does not result in a loss to the Borrower), or (C) if the same results from a compromise or settlement agreement entered into without the consent of the Borrower, which shall not be unreasonably withheld. The Banks will attempt to minimize the fees and expenses of legal counsel for the Banks which are subject to reimbursement by the Borrowers hereunder by considering the usage of one law firm to represent the Banks and the Agent if appropriate under the circumstances. The Borrowers agree unconditionally to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Agent or any Bank to be payable in connection with this Agreement or any other Loan Document, and the Borrowers agree unconditionally to save the Agent and the Banks harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions.

     11.4 HOLIDAYS.

     Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day and such extension of time shall be included in computing interest and fee, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a business Day, such payment or action shall be made or taken on the next following Business Day (except as provided in Section 4.2 with respect to Interest Periods under the Euro-Rate Option), and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

     11.5 FUNDING BY BRANCH, SUBSIDIARY OR AFFILIATE.

          11.5.1    NOTIONAL FUNDING.

          Each Bank shall have the right from time to time, without notice to the Borrower, to deem any branch, Subsidiary or Affiliate (which for the purposes of this Section 11.5 shall mean any corporation or association which is directly or indirectly controlled by or is under direct or indirect common control with any corporation or association which directly or indirectly controls such Bank) of such Bank to have made, maintained or funded any Loan to which the Euro-Rate Option applies at any time, PROVIDED that immediately following (on the assumption that a payment were then due from the Borrowers to such other office), and as a result of such change, the Borrowers would not be under any greater financial obligation pursuant to Section 5.6 than they would have been in the absence of such change. Notional funding offices may be selected by each Bank without regard to the Bank's actual methods of making, maintaining or funding the Loans or any sources of funding actually used by or available to such Bank.

          11.5.2    ACTUAL FUNDING.

          Each Bank shall have the right from time to time to make or maintain any Loan by arranging for a branch, Subsidiary or Affiliate of such Bank to make or maintain such Loan subject to the last sentence of this Section 11.5.2. If any Bank causes a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Loans to the same extent as if such Loans were made or maintained by such Bank, but in no event shall any Bank's use of such a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder cause such Bank or such branch, Subsidiary or Affiliate to incur any cost or expenses payable by the Borrowers hereunder or require the Borrowers to pay any other compensation to any Bank (including any expenses incurred or payable pursuant to Section 5.6 which would otherwise not be incurred).

     11.6 NOTICES.

     All notices, requests, demands, directions and other communications (as used in this Section 11.6, collectively referred to as "NOTICES") given to or made upon any party hereto under the provisions of this Agreement shall be by telephone or in writing (including telex or facsimile communication) unless otherwise expressly permitted hereunder and shall be delivered or sent by telex or facsimile to the respective parties at the addresses and numbers set forth under their respective names on the signature pages hereof or in accordance with any subsequent unrevoked written direction from any party to the others. All notices shall, except as otherwise expressly herein provided, be effective (a) in the case of telex or facsimile, when received, (b) in the case of hand-delivered notice, when hand-delivered, (c) in the case of telephone, when telephoned, PROVIDED, however, that in order to be effective, telephonic notices must be confirmed in writing no later than the next day by letter, facsimile or telex, (d) if given by mail, four (4) days after such communication is deposited in the mail with first-class postage prepaid, return receipt requested, and (e) if given by any other means

(including by air courier), when delivered; PROVIDED, that notices to the Agent shall not be effective until received. Any Bank giving any notice to any Loan Party shall simultaneously send a copy thereof to the Agent, and the Agent shall promptly notify the other Banks of the receipt by it of any such notice.

     11.7 SEVERABILITY.

     The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

     11.8 GOVERNING LAW.

     Each Letter of Credit and Section 2.8 shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be revised or amended from time to time, and to the extent not inconsistent therewith, the internal laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles and the balance of this Agreement shall be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

     11.9 PRIOR UNDERSTANDING.

     This Agreement and the other Loan Documents supersede all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein and therein, including any prior confidentiality agreements and commitments.

     11.10     DURATION; SURVIVAL.

     All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the making of Loans and issuance of Letters of Credit and shall not be waived by the execution and delivery of this Agreement, any investigation by the Agent or the Banks, the making of Loans, issuance of Letters of Credit, or payment in full of the Loans. All covenants and agreements of the Loan Parties contained in Sections 8.1, 8.2 and 8.3 herein shall continue in full force and effect from and after the date hereof so long as the Borrowers may borrow or request Letters of Credit hereunder and until termination of the Revolving Credit Commitments and payment in full of the Loans and expiration or termination of all Letters of Credit. All covenants and agreements of the Borrowers contained herein relating to the payment of additional compensation or expenses and indemnification, including those set forth in the Notes, Article 5 and Sections 10.5, 10.7 and 11.3, shall survive payment in full of the Loans, expiration or termination of the Letters of Credit and termination of the Revolving Credit Commitments.

     11.11     SUCCESSORS AND ASSIGNS.

     This Agreement shall be binding upon and shall inure to the benefit of the Banks, the Agent, the Loan Parties and their respective successors and assigns, except that none of the Loan Parties may assign or transfer any of its rights and Obligations hereunder or any interest herein. Each Bank may, at its own cost, make assignments of or sell participations in all or any part of its Revolving Credit Commitment and the Loans made by it to one or more banks or other financial institutions, subject to the consent of the Borrowers and the Agent with respect to any assignee, such consent not to be unreasonably withheld, and PROVIDED that assignments may not be made in amounts less than $5,000,000. In the case of an assignment, upon receipt by the Agent of the Assignment and Assumption Agreement, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it had been a signatory Bank hereunder, the Commitments in Section 2.1 shall be adjusted accordingly, and upon surrender of any Note subject to such assignment, the Borrowers shall execute and deliver a new Note to the assignee in an amount equal to the amount of the Revolving Credit Commitment or Term Loan assumed by it and a new Revolving Credit Note or Term Note to the assigning Bank in an amount equal to the Revolving Credit Commitment or Term Loan retained by it hereunder. The assigning Bank shall pay to the Agent a service fee in the amount of $3,000 for each assignment. In the case of a participation, the selling Bank shall notify the Borrowers and the Agent of the participants identity, and the participant shall only have the rights specified in Section 9.2.3 (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto and not to include any voting rights except with respect to changes of the type referenced in clauses 11.1.1, 11.1.2, or 11.1.3 under Section 11.1), all of such Bank's obligations under this Agreement or any other Loan Document shall remain unchanged, and all amounts payable by any Loan Party hereunder or thereunder shall be determined as if such Bank had not sold such participation. Any assignee or participant which is not incorporated under the Laws of the United States of America or a state thereof shall deliver to the Borrowers and the Agent the form of certificate described in Section 11.17 relating to federal income tax withholding. Each Bank may furnish any publicly available information concerning any Loan Party or its Subsidiaries and any other information concerning any Loan Party or its Subsidiaries in the possession of such Bank from time to time to assignees and participants (including prospective assignees or participants), PROVIDED that such assignees and participants agree to be bound by the provisions of Section 11.12.

     11.12     CONFIDENTIALITY.

     The Agent and the Banks each agree to keep confidential all information obtained from any Loan Party or its Subsidiaries which is nonpublic and confidential or proprietary in nature (including any information the Borrowers specifically designates as confidential), except as provided below, and to use such information only in connection with their respective capacities under this Agreement and for the purposes contemplated hereby. The Agent and the Banks shall be permitted to disclose such information (i) to outside legal counsel, accountants and other professional advisors who need to know such information in connection with the administration and enforcement of this Agreement, subject to agreement of such Persons to maintain the confidentiality, (ii) to assignees and participants as contemplated by Section 11.11, (iii) to the extent requested by any bank regulatory authority or, with notice to the Borrower, as otherwise required by applicable Law or by any subpoena or similar legal process, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement, (iv) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source not subject to confidentiality restrictions, or (v) if the Borrowers shall have consented to such disclosure.

     11.13     COUNTERPARTS.

     This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

     11.14     AGENT'S OR BANK'S CONSENT.

     Whenever the Agent's or any Bank's consent is required to be obtained under this Agreement or any of the other Loan Documents as a condition to any action, inaction, condition or event, the Agent and each Bank shall be authorized to give or withhold such consent in its sole and absolute discretion and to condition its consent upon the giving of additional collateral, the payment of money or any other matter.

     11.15     EXCEPTIONS.

     The representations, warranties and covenants contained herein shall be independent of each other, and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exceptions be deemed to permit any action or omission that would be in contravention of applicable Law.

     11.16     CONSENT TO FORUM; WAIVER OF JURY TRIAL.

     EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF THE COURT OF COMMON PLEAS OF CHESTER COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF PENNSYLVANIA, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO SUCH LOAN PARTY AT THE ADDRESSES PROVIDED FOR IN SECTION 11.6 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF. EACH LOAN PARTY WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE. EACH LOAN PARTY, THE AGENT AND THE BANKS HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE COLLATERAL TO THE FULL EXTENT PERMITTED BY LAW.

     11.17     TAX WITHHOLDING CLAUSE.

     Each Bank or assignee or participant of a Bank that is not incorporated under the Laws of the United States of America or a state thereof agrees that it will deliver to each of the Borrowers and the Agent two (2) duly completed copies of the following: (i) Internal Revenue Service Form W-9, 4224 or 1001, or other applicable form prescribed by the Internal Revenue Service, certifying that such Bank, assignee or participant is entitled to receive payments under this Agreement and the other Loan Documents without deduction or withholding of any United States federal income taxes, or is subject to such tax at a reduced rate under an applicable tax treaty, or (ii) Internal Revenue Service Form W-8 or other applicable form or a certificate of the Bank, assignee or participant indicating that no such exemption or reduced rate is allowable with respect to such payments. Each Bank, assignee or participant required to deliver to the Borrowers and the Agent a form or certificate pursuant to the preceding sentence shall deliver such form or certificate as follows: (A) each Bank which is a party hereto on the Closing Date shall deliver such form or certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by the Borrowers hereunder for the account of each Bank; (B) each assignee or participant shall deliver such form or certificate at least five (5) Business Days before the effective date of such assignment or participation (unless the Agent in its sole discretion shall permit such assignee or participant to deliver such form or certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by the Agent). Each Bank, assignee or participant which so delivers a Form W-8, W-9, 4224 or 1001 further undertakes to deliver to each of the Borrowers and the Agent two (2) additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrowers or the Agent, either certifying that such Bank, assignee or participant is entitled to receive payments under this Agreement and the other Loan Documents without deduction or withholding of any United States federal income taxes or is subject to such tax at a reduced rate under an applicable tax treaty or stating that no such exemption or reduced rate is allowable. The Agent shall be entitled to withhold United States federal income taxes at the full withholding rate unless the Bank, assignee or participant establishes an exemption or that it is subject to a reduced rate as established pursuant to the above provisions.

     11.18     JOINDER OF ADDITIONAL BORROWERS.

     Any Subsidiary of the Company which is required to join this Agreement as an additional Borrower pursuant to Section 8.2.9 shall execute and deliver to the Agent (i) a Borrower Joinder in substantially the form attached hereto as
EXHIBIT 1.1(G)(1) pursuant to which it shall join as a Borrower each of the documents to which the Borrowers are parties and (ii) documents in the forms described in Section 7.1 modified as appropriate to relate to such Subsidiary. The Loan Parties shall deliver such Borrower Joinder and related documents to the Agent within five (5) Business Days after the date such Subsidiary was organized or acquired.

     11.19 POWER OF ATTORNEY FOR THE TRIUMPH GROUP OPERATIONS, INC.; JOINT ANDSEVERAL OBLIGATIONS OF LOAN PARTIES.

               (i) Each Borrower other than The Triumph Group Operations, Inc. hereby grants to The Triumph Group Operations, Inc. an irrevocable power of attorney to act as its attorney-in-fact with regard to all matters relating to this Agreement and each other Loan Document, including, without limitation, execution and delivery of any Loan Request, and amendments, supplements, waivers or other modifications hereto or thereto, receipt of any notices hereunder or thereunder and receipt of service of process in connection herewith or therewith and making all elections as to interest rates and interest periods. Each such Borrower hereby explicitly acknowledges that the Agent and each Bank have executed and delivered this Agreement and each other Loan Document to which they are parties, and have performed their obligations under this Agreement and each other Loan Document to which they are parties, in reliance upon the irrevocable grant of such power of attorney pursuant to this
Section 11.19.

               (ii) The obligations of the Borrowers and the Loan Parties under this Agreement and the other Loan Documents are joint and several.

     11.20 PUBLIC FILINGS. The Agent agrees to use reasonable efforts to provide to the Company this Agreement, any other Loan Document and any amendments or supplements hereto or thereto in a computer readable format if so requested by the Company in connection with public filings.

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.




ATTEST:                                 THE TRIUMPH GROUP, INC.


/s/ Paul T. Stimler                     By: /s/ John R. Bartholdson
- -----------------------------              -----------------------------
Name: Paul T. Stimmler                  Name: John R. Bartholdson
Title: Secretary                        Title: President



ATTEST:                                 THE TRIUMPH GROUP OPERATIONS, INC.


/s/ Paul T. Stimler                     By: /s/ John R. Bartholdson
- -----------------------------              -----------------------------
Name: Paul T. Stimmler                  Name: John R. Bartholdson
Title: Secretary                        Title: Senior Vice President

                                        Address for Notices for all Borrowers:

                                        Four Glenhardie Corporate Center
                                        1255 Drummers Lane, Suite 200
                                        Wayne, PA 19087-1565

                                        Telecopier No. (610) 975-0563
                                        Attention: John R. Bartholdson
                                        Telephone No. (610) 975-0420

ATTEST:                                 TRIUMPH CONTROLS, INC.


/s/ Paul T. Stimler                     By: /s/ Richard C. Ill
- -----------------------------              -----------------------------
Name: Paul T. Stimmler                  Name: Richard C. Ill
Title: Assistant Secretary              Title: Chairman





ATTEST:                                 AEROSPACE TECHNOLOGIES, INC.


/s/ Paul T. Stimler                     By: /s/ John R. Bartholdson
- -----------------------------              -----------------------------
Name: Paul T. Stimmler                  Name: John R. Bartholdson
Title: Secretary                        Title: Vice President



ATTEST:                                 KILROY STEEL, INC.


/s/ Paul T. Stimler                     By: /s/ John R. Bartholdson
- -----------------------------              -----------------------------
Name: Paul T. Stimmler                  Name: John R. Bartholdson
Title: Secretary                        Title: Vice President



ATTEST:                                 KILROY STRUCTURAL STEEL CO.


/s/ Paul T. Stimler                     By: /s/ John R. Bartholdson
- -----------------------------              -----------------------------
Name: Paul T. Stimmler                  Name: John R. Bartholdson
Title: Secretary                        Title: Vice President

ATTEST:                                 THE TRIUMPH GROUP HOLDINGS, INC., as
                                        Guarantor


/s/ Paul T. Stimler                     By: /s/ Richard C. Ill
- -----------------------------              -----------------------------
Name: Paul T. Stimmler                  Name: Richard C. Ill
Title: Secretary                        Title: President






                                        Address for Notices:

                                        Four Glenhardie Corporate Center
                                        1255 Drummers Lane, Suite 200
                                        Wayne, PA  19087-1565

                                        Telecopier No. (610)925-0563
                                        Attention: John R. Bartholdson
                                                     Senior Vice President
                                        Telephone No. (610) 925-0420

                                        PNC BANK, NATIONAL ASSOCIATION,
                                        individually and as Agent


                                        By: /s/
                                           --------------------------------
                                        Title:
                                              -----------------------------

                                        Address for Notices:

                                        1000 Westlakes Drive, Suite 200
                                        Berwyn, PA  19312
                                        Telecopier No. (610) 725-5799
                                        Attention: Mark E. Bevilacqua
                                                     Vice President
                                        Telephone No. (610) 725-5740
                                        and

                                        One PNC Plaza
                                        Fourth Floor Annex
                                        245 Fifth Avenue
                                        Pittsburgh, PA  15222-2707
                                        Attention:  Arlene Ohler
                                        Telephone No. (412) 762-3627
                                        Telecopier No. (412) 762-8672